Exhibit 10.6

EXECUTION COPY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

among

FAIRPOINT COMMUNICATIONS, INC.,

FAIRPOINT LOGISTICS, INC.,

as BORROWERS and as DEBTORS and DEBTORS-IN-POSSESSION,

VARIOUS LENDING INSTITUTIONS,

as LENDERS,

and

BANK OF AMERICA, N.A.,

as ADMINISTRATIVE AGENT

Dated as of October 27, 2009

BANC OF AMERICA SECURITIES LLC,

as SOLE LEAD ARRANGER

i

DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of October 27, 2009, among FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (as hereinafter defined)(“FairPoint”), FAIRPOINT LOGISTICS, INC., a South Dakota corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Logistics”; Logistics, together with FairPoint, each a “Borrower” and, collectively, the “Borrowers”), the Lenders from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, FairPoint, certain of the Subsidiary Guarantors, certain lenders (the “Prepetition Lenders”), Bank of America, N.A., as administrative agent for such lenders (the “Prepetition Administrative Agent”), and certain other Persons (as hereinafter defined), are parties to a Credit Agreement, dated as of March 31, 2008, as amended (as so amended, the “Prepetition Credit Agreement”), pursuant to which the Prepetition Lenders agreed, subject to the terms and conditions therein contained, to make available to FairPoint certain credit facilities as provided for therein;

WHEREAS, on October 26, 2009 (the “Petition Date”), each of the Borrowers, the Subsidiary Guarantors and their Subsidiaries has filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and has continued in the possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code, and such reorganization cases are being jointly administered under Case Number 09-16335-brl (each a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”);

WHEREAS, the Borrowers have requested the Lenders to make available to the Borrowers a debtor-in-possession revolving line of credit for loans and letters of credit in an aggregate amount not to exceed $75,000,000, including a letter of credit subfacility in the aggregate amount of $30,000,000, which extensions of credit the Borrowers may use for the purposes permitted hereunder; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the revolving credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.              Amount and Terms of Credit.

1.01         Commitments.  Subject to and upon the terms and conditions set forth in this Agreement and the Financing Orders, each Lender severally, and not jointly, agrees, upon a Borrower’s request, at any time and from time to time on any Business Day during the period from the Closing Date and prior to the Termination Date, to make and/or continue a loan or loans (each, a “Loan” and, collectively, the “Loans”) to such Borrower in amounts not to exceed (giving effect to any incurrence thereof and the use of the proceeds of such incurrence) for any Lender in aggregate principal amount at any time outstanding that amount which, when added to such Lender’s Percentage of  the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Available Revolving Commitment, if any, of such Lender at such time.  Within the limits of each Lender’s Available Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers’ ability to obtain loans shall be fully revolving, and accordingly, the Borrowers may borrow under this Section 1.01, prepay, without premium or penalty (except as provided in Section 1.11), under Section 3.01 and reborrow under this Section 1.01.  Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.

1.02         Minimum Borrowing Amounts, etc.  The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may be incurred on any day; provided that at no time shall there be outstanding more than three (3) Borrowings of Eurodollar Loans.

1.03         Notice of Borrowing.  (a)  Whenever a Borrower desires to incur Loans, it shall give the Administrative Agent at its Notice Office, (x) prior to 12:00 Noon (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Eurodollar Loans and (y) prior to 12:00 Noon (New York time) on the proposed date thereof, written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Base Rate Loans.  Each such notice (each, a “Notice of Borrowing”) shall be in the form of Exhibit A and shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such incurrence, (ii) the date of incurrence (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Loans of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

(b)           Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent and any Letter of Credit Issuer, prior to receipt of written confirmation may act without liability upon the basis of and consistent with such telephonic notice, believed by the Administrative Agent or such Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer.  In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or such Letter of Credit Issuer’s record of the terms of such telephonic notice, unless such record reflects gross negligence or willful misconduct on the part of the Administrative Agent or such Letter of Credit Issuer, as the case may be (as determined by a court of competent jurisdiction in a final and nonappealable decision).

1.04         Disbursement of Funds.  (a)  No later than 1:00 P.M.  (New York time) (3:00 P.M.  (New York time) in the case of Base Rate Loans made pursuant to same day notice) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata share of each Borrowing requested to be made on such date.  All such amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office, and the Administrative Agent promptly will make available to the Borrowers by depositing to a Borrower’s account at the Payment Office or as otherwise directed in the applicable Notice of Borrowing the aggregate of the amounts so made available in the type of funds received.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of the proposed incurrence that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may notify the Borrowers, and, upon receipt of such notice, the Borrowers shall promptly pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

(b)           Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

1.05         Notes.  (a)  The Borrowers’ obligation to pay the principal of, and interest on, the Loans made by each Lender shall be set forth in the Lender Register maintained by the Administrative Agent pursuant to Section 11.15 and, subject to the provisions of Section 1.05(d), shall be evidenced (if requested by Lenders) by a promissory note substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)           Each Note, if any, issued to a Lender shall (i) be executed by the Borrowers, (ii) be payable to the order of such Lender and be dated the Closing Date (or, in the case of any Note issued after the Closing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Commitment of such Lender and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 3.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make (or any error in making) any such notation shall not affect the Borrowers’ obligations in respect of such Loans.

(d)           Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrowers shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.

1.06         Conversions/Continuations.  The Borrowers shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans into a Borrowing or Borrowings of another Type of Loan; provided that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans when a Default or an Event of Default is in existence on the date of the proposed conversion and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02.  In addition, the Borrowers may elect to continue a Borrowing of Eurodollar Loan as a Eurodollar Loan.  Each such conversion or continuation, as the case may be, shall be effected by the Borrowers giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day’s, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion/Continuation”) in the form of Exhibit C, appropriately completed to specify the Loans to be so converted or continued (as the case may be) and the Type of Loans to be converted into.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

1.07         Pro Rata Borrowings.  All Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Revolving Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

1.08         Interest.  (a)  The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of repayment or conversion thereof and maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Base Rate Margin plus the Base Rate in effect from time to time.

(b)           The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of repayment or conversion thereof and maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Eurodollar Margin plus the relevant Eurodollar Rate.

(c)           If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders so elect, then, while any such Event of Default is continuing, all of the applicable Obligations shall bear interest at the Default Rate applicable thereto.

(d)           Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, monthly in arrears on the last Business Day of each month, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and (iii) in respect of each such Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           All computations of interest hereunder shall be made in accordance with Section 11.07(b).

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period shall promptly notify the Borrowers and, upon their written request, the Lenders thereof; provided that a failure to give such notice shall not result in any liability to the Administrative Agent.

1.09         Interest Periods.  (a)  Each Interest Period applicable to a Borrowing of Eurodollar Loans shall be a one month period.  Notwithstanding the foregoing:

(i)            the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

(ii)           if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii)          if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iv)          no Interest Period shall extend beyond the Maturity Date; and

(v)           no Eurodollar Loans may be elected at any time when a Default or an Event of Default is then in existence.

(b)           If upon the expiration of any Interest Period, the Borrowers have failed to (or may not) elect to continue the respective Borrowing of Eurodollar Loans as a Eurodollar Loan as provided above, the Borrowers shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of such expiration.

1.10         Increased Costs, Illegality, etc.  (a)  In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the Eurodollar Rate for any Interest Period that, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or the making or continuance of any Eurodollar Loan has become impracticable as a result of a contingency occurring after the Closing Date;

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (including, but not limited to, a change in the basis of taxation of payments to a Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for (i) changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located and (ii) any taxes for which the Borrowers are not liable to pay under Section 3.04) or a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrowers with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lender, within 10 Business Days after the Borrowers’ receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine after consultation with the Borrowers) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, describing the basis for such increased costs and showing the calculation thereof, submitted to the Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrowers may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the Borrowers shall within the time period required by law) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c)           If any Lender shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the Closing Date, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency first made after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 10 Business Days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrowers, which notice shall describe the basis for such claim and set forth in reasonable detail the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

1.11         Compensation.  (a)  The Borrowers shall, without duplication, compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation and reasonably detailed calculations thereof), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by any Lender or the Administrative Agent) a Borrowing of Eurodollar Loans by any Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of (x) any other default by the Borrowers to repay Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent any notice or request required by Section 1.10, 1.11, 1A.06 or 3.04 of this Agreement is given by any Lender more than 120 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs, reductions in amounts, losses, taxes or other additional amounts of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 1.11, 1A.06 or 3.04 of this Agreement for any amounts incurred or accruing prior to the giving of such notice to the Borrowers.

1.12         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 1A.06 or 3.04 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 1.10, 1A.06 or 3.04.

1.13         Replacement of Lenders.  (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1A.06 or Section 3.04 with respect to any Lender which results in such Lender charging to the Borrowers increased costs in a material amount in excess of those being generally charged by the other Lenders, (y) if any Lender becomes a Defaulting Lender or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 11.11(a) of this Agreement which has been approved by the Super-Majority Lenders as provided in Section 11.11(b), the Borrowers shall have the right in accordance with Section 11.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, at the option of the Borrowers, and subject to the consent of the Administrative Agent, not to be unreasonably withheld, to replace the Revolving Commitment (and outstandings pursuant thereto) of the Replaced Lender with an identical Revolving Commitment provided by the Replacement Lender; provided that:

(i)            at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as agreed between them)) pursuant to which the Replacement Lender shall acquire all of the Revolving Commitments and outstanding Loans and participations in Letter of Credit Outstandings of the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (of the Replaced Lender, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 2.01 and, (y) each Letter of Credit Issuer an amount equal to such Replaced Lender’s Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender; and

(ii)           all obligations of the Borrowers then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 1.11 or (b) relating to the Loans and/or Revolving Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Lender Register by the Administrative Agent pursuant to Section 11.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have a Revolving Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 1A.06, 3.04, 11.01 and 11.06), which shall survive as to such Replaced Lender and (y) the Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

1.14         Joint and Several Liability.  Each of the Borrowers shall be jointly and severally liable with the other Borrower(s) for the Obligations, and each of the Obligations shall be secured by all of the Collateral.  Each Borrower acknowledges that it is a co-borrower hereunder and is jointly and severally liable under this Agreement and the other Credit Documents.  Any payment made by a Borrower in respect of Obligations owing by one or more Borrowers shall be deemed a payment of such Obligations by and on behalf of all Borrowers.  All Credit Events extended to any Borrower or requested by any Borrower shall be deemed to be Credit Events extended for each of the Borrowers, and each Borrower hereby authorizes each other Borrower to effectuate Credit Events on its behalf.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Credit Documents, the Administrative Agent and the Lenders shall be entitled to rely upon any request, notice or other communication received by them from any Borrower on behalf of all Borrowers, and shall be entitled to treat their giving of any notice hereunder to FairPoint in accordance with the provisions of this Agreement as notice to each and all Borrowers.

Each Borrower agrees that the joint and several liability of the Borrowers provided for in this Section 1.14 shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrower(s) may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrower(s) or with any other person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance.  The liability of each Borrower is direct and unconditional as to all of the Obligations, and may be enforced without requiring the Administrative Agent or any Lender first to resort to any other right, remedy or security.  Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Notes, this Agreement or any other Credit Document and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other person or any collateral.

Until the Termination of the DIP Financing, each Borrower hereby irrevocably waives and releases each other Borrower from all “claims” (as defined in Section 101(5) of the Bankruptcy Code) to which such Borrower is or would be entitled by virtue of the provisions of the first paragraph of this Section 1.14 or the performance of such Borrower’s obligations thereunder including, without limitation, any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or similar right, or indemnity, or any right of recourse to security for any of the Obligations.

SECTION 1A.           Letters of Credit.

1A.01      Letters of Credit.  (a)  Subject to and upon the terms and conditions set forth in this Agreement and the Financing Orders, the Borrowers may request that a Letter of Credit Issuer, at any time and from time to time on or after the Closing Date and prior to the date which is thirty Business Days prior to the Maturity Date, issue, for the account of the Borrowers and in support of such obligations of the Borrowers and/or their Subsidiaries that are incurred in the ordinary course of business or are acceptable to the Administrative Agent and, subject to and upon the terms and conditions herein set forth, such Letter of Credit Issuer agrees to issue from time to time, irrevocable standby letters of credit (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) denominated in Dollars and issued on a sight basis, in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent.

(b)           Notwithstanding the foregoing and subject to and upon the terms and conditions set forth in the Financing Orders, (i) no Letter of Credit shall be issued if after giving effect thereto (x) the Letter of Credit Outstandings would exceed $30,000,000 or (y) the sum of all Letter of Credit Outstandings (less any portion thereof subject to Section 1A.01(c) Arrangements) and the aggregate principal amount of all Loans then outstanding would exceed the Total Revolving Commitment at such time, (ii) no Letter of Credit shall by its terms expire more than 364 days after the date of such Letter of Credit’s issuance and (iii) no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(w)          any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated under Section 1A.06) not in effect with respect to such Letter of Credit Issuer on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Letter of Credit Issuer as of the date hereof and which such Letter of Credit Issuer in good faith deems material to it;

(x)           the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;

(y)          such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(z)           such Letter of Credit Issuer shall have received from the Borrowers, any other Credit Party, the Administrative Agent or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 1A.03(c).

(c)           Notwithstanding the foregoing, in the event that (i) a Lender Default exists or (ii) any Letter of Credit Issuer determines in good faith or obtains actual knowledge that any Lender is an Impacted Lender, the respective Letter of Credit Issuer shall not be required to issue any Letter of Credit unless arrangements satisfactory to the respective Letter of Credit Issuer shall have been entered into (“Section 1 A.01(c) Arrangements”) to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of such Defaulting Lender or Impacted Lender or Lenders, which may include requiring the Borrowers to cash collateralize each Defaulting Lender’s or Impacted Lender’s Percentage of the Letter of Credit Outstandings; provided, that, if at any time a Lender is deemed to no longer be an Impacted Lender in accordance with Section 11.17(a), any cash collateral provided by the Borrowers to collateralize such Lender’s Percentage of the Letter of Credit Outstandings shall be released by each applicable Letter of Credit Issuer and returned to the Borrowers.

(d)          Annex VII hereto contains a description of certain letters of credit issued pursuant to the Prepetition Credit Agreement and outstanding on the Closing Date.  Each such letter of credit (each, an “Existing Letter of Credit”) may, at the Borrowers’ option be replaced by a Letter of Credit issued under this Agreement (provided, however, it shall be a condition precedent to the issuance of any such replacement Letter of Credit that each such replaced Existing Letter of Credit shall be cancelled in a manner satisfactory to the Letter of Credit Issuer, unless such replaced Existing Letter of Credit expires, undrawn, simultaneously with the issuance of the replacement Letter of Credit issued hereunder).

1A.02      Minimum Stated Amount.  The initial Stated Amount of each Letter of Credit shall be not less than $100,000 or such lesser amount as is acceptable to the respective Letter of Credit Issuer.

1A.03      Letter of Credit Requests; Notices of Issuance.  (a)  Whenever it desires that a Letter of Credit be issued, the applicable Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice (which may include by way of facsimile transmission) in the form of a Letter of Credit Application prior to 1:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to such Letter of Credit Issuer in any given case) prior to the proposed date of issuance (which shall be a Business Day), which Letter of Credit Application shall include any documents that.  such Letter of Credit Issuer customarily requires in connection therewith.

(b)           Each Letter of Credit Issuer shall, promptly after the issuance of, or amendment to, a Letter of Credit, give the Administrative Agent and the Borrowers a copy of such Letter of Credit or such amendment, as the case may be.  The Administrative Agent shall notify each Participant, including by posting such information on the Approved Electronic Platform, of such issuance or amendment and if any Participant shall so request, the Administrative Agent shall furnish said Participant with a copy of such Letter of Credit or such amendment, as the case may be.

(c)           The giving of a Letter of Credit Application shall be deemed to be a representation and warranty by the Borrowers to the respective Letter of Credit Issuer and the Lenders that such Letter of Credit may be issued or amended in accordance with, and will not violate the requirements of, Section 1A.01(a) or (b).  Unless the respective Letter of Credit Issuer has received notice from the Borrowers, any other Credit Party, the Administrative Agent or the Required Lenders before it issues or amends a Letter of Credit that one or more of the conditions specified in Section 4 are not then satisfied, or that the issuance or amendment of such Letter of Credit would violate Section 1A.01(a) or (b), then such Letter of Credit Issuer shall, subject to the terms and conditions of this Agreement, issue or amend the requested Letter of Credit for the account of the Borrowers in accordance with such Letter of Credit Issuer’s usual and customary practices.

1A.04      Agreement to Repay Letter of Credit Drawings.  (a)  The Borrowers hereby agree, jointly and severally, to reimburse the respective Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) on the date on which the Borrowers are notified by such Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by such Letter of Credit Issuer.  To the extent not reimbursed prior to 3:00 P.M. (New York time) on the date of such payment or disbursement, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to the Unpaid Drawing, without regard to the minimum and multiples specified in Section 1.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Revolving Commitment.

(b)           The Borrowers’ obligation under this Section 1A.04 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers may have or have had against any Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrowers shall not be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment issued by a court of competent jurisdiction.

1A.05      Letter of Credit Participations.  (a)  Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender, and each such Lender (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Commitments pursuant to Section 1.13 or 11.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 1A.05 to reflect the new Percentages of the Lenders.

(b)           In determining whether to pay under any Letter of Credit, the applicable Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction shall not create for such Letter of Credit Issuer any resulting liability.

(c)           In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrowers shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 1A.04(a), the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant’s Percentage of such payment in Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a final judgment issued by a court of competent jurisdiction.  If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 1:00 P.M.  (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the respective Letter of Credit Issuer such Participant’s Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of the respective Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Effective Rate.  The failure of any Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant’s Percentage of any such payment.

(d)           Whenever any Letter of Credit Issuer, through the Administrative Agent, receives a payment of a reimbursement obligation (including interest on Unpaid Drawings) as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from any Participant pursuant to clause (c) above, the Administrative Agent shall promptly pay to each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Percentage of the amount of the payment of such reimbursement obligation, including interest paid thereon to the extent accruing after the purchase of the respective participations.

(e)           The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right which the Borrowers or any of their Subsidiaries (or the Participant or any of its Subsidiaries) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

(f)            To the extent the respective Letter of Credit Issuer is not indemnified by the Borrowers, the Participants will reimburse and indemnify such Letter of Credit Issuer, in proportion to their respective Percentages, for and against any and all liabilities, obligations; losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Letter of Credit Issuer’s gross negligence or willful misconduct as determined by a final judgment issued by a court of competent jurisdiction.

(g)           The Letter of Credit Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it as fully as if the term “Administrative Agent” as used in Section 10 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

(h)           Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrowers, when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit) the rules of the International Standby Practices, as promulgated by the Institute for International Banking Law and Practice and the International Chamber of Commerce at the time of issuance, shall apply to each standby Letter of Credit.

(i)            Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such

Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

1A.06      Increased Costs.  If at any time after the Closing Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central lender or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Letter of Credit Issuer or such Participant’s participation therein, or (ii) impose on any Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant’s participation therein; and the result of any of the foregoing is to increase the cost to any Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by any Letter of Credit Issuer or such Participant hereunder (other than, in the case of a change in the basis of taxation of payments to a Letter of Credit Issuer or Participant of the principal of or interest on the Loans or any other amounts payable hereunder, changes in the rate of tax on, or determined by reference to, the net income or net profits of such Letter of Credit Issuer or Participant imposed by the jurisdiction in which its principal office or applicable lending office is located), then, upon demand to the Borrowers by any Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), the Borrowers shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction.  A certificate submitted to the Borrowers by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrowers absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 1A.06 upon the subsequent receipt thereof.

1A.07      Cash Collateral.  If, as of the Maturity Date any Letter of Credit remains outstanding, the Borrowers shall immediately cash collateralize such Letters of Credit by depositing with the Administrative Agent cash collateral in an amount equal to 105% of the Stated Amount of such Letters of Credit.

SECTION 2.              Fees; Voluntary Reduction of Commitments and Mandatory Adjustments of Commitments, etc.

2.01         Fees.  (a)  The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of each Non-Defaulting Lender that is not an Impacted Lender, for the period from and including the Closing Date to but not including the Termination Date, an unused line fee (the “Unused Line Fee”) computed for each day at the rate per annum equal to one half of one percent (0.50%) on the Unutilized Revolving Commitment of such Lender on such day.  Such Unused Line Fee shall be due and payable monthly in arrears on the last Business Day of each calendar month and on the Termination Date.

(b)           So long as any Letter of Credit is outstanding and has not been fully collateralized pursuant to Section 3.02(A)(a) and/or Section 8, the Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of each Non-Defaulting Lender that is not an Impacted Lender, pro rata on the basis of their respective Percentages, a fee in respect of each such Letter of Credit (the “Letter of Credit Fee”) computed for each day at a per annum rate equal to the Eurodollar Margin multiplied by the Stated Amount of all Letters of Credit outstanding on such day (less any amount thereof as to which Section 1A.01(c) Arrangements are in place).  Accrued Letter of Credit Fees shall be due and payable monthly in arrears on the last Business Day of each calendar month and on the Termination Date.

(c)           So long as any Letter of Credit is outstanding and has not been fully collateralized pursuant to Section 3.02(A)(a) and/or Section 8, the Borrowers agree, jointly and severally, to pay to the respective Letter of Credit Issuer a fee in respect of each such Letter of Credit issued by it (the “Facing Fee”) computed for each day at the rate of 0.25% per annum on the Stated Amount of all such Letters of Credit outstanding on such day; provided that there will be a minimum Facing Fee per year for each Letter of Credit of $500 (which is not an additional fee).  Accrued Facing Fees shall be due and payable monthly in arrears on the last Business Day of each calendar month and on the Termination Date.

(d)           The Borrowers agree, jointly and severally, to pay directly to the respective Letter of Credit Issuer upon each issuance, renewal or extension of, payment under, and/or amendment of, a Letter of Credit such amount, if any, as shall at the time of such issuance, renewal, extension, payment or amendment be the sum of all administrative charges, fees and expenses which such Letter of Credit Issuer then customarily charges for issuances of, payments under or amendments of, letters of credit issued by it.

(e)           The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the account of each Lender, pro rata on the basis of their respective Percentages, an upfront fee (the “Upfront Fee”) in an aggregate amount equal to $1,500,000.  The Upfront Fee shall be fully earned on the date the Interim Order is entered and shall be payable in two installments as follows:  (1) $400,000 shall be due and payable on the date the Interim Order is entered and (2) the remainder of the Upfront Fee ($1,100,000) shall be payable in full on the date the Final Order is entered.

(f)            The Borrowers shall pay to each of the Arranger and the Administrative Agent, in each case for its own account, such other fees as agreed to among the Borrowers, the Arranger and the Administrative Agent, when and as due.

(g)           All computations of Fees shall be made in accordance with Section 11.07(b).

2.02         Voluntary Reduction of Revolving Commitments.  Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the

Administrative Agent at its Notice Office (which notice shall be deemed to be given on a certain day only if given before 2:00 P.M. (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Lenders), the Borrowers shall have the right, without premium or penalty, to reduce, in whole or in part, the Total Unutilized Revolving Commitment; provided that (w) any such partial reduction shall apply to proportionately and permanently reduce the Revolving Commitments of each Lender, (x) no such reduction shall reduce any Lender’s Revolving Commitment by an amount greater than the then Unutilized Revolving Commitment of such Lender and (y) any partial reduction pursuant to this Section 2.02 shall be in integral multiples of $500,000.

2.03         Mandatory Adjustments of Revolving Commitments, etc.  The Total Revolving Commitment shall terminate in its entirety on the Termination Date.

SECTION 3.              Payments.

3.01         Voluntary Prepayments.  The Borrowers shall have the right to prepay Loans, in whole or in part, from time to time on the following terms and conditions:  (i) the Borrowers shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrowers prior to 12:00 Noon (New York time) at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans and at least three Business Days prior to the date of such prepayment with respect to Eurodollar Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $500,000; provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) the Borrowers may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) to which made; provided that at the Borrowers’ election in connection with any prepayment of Loans pursuant to this Section 3.01, such prepayment shall not be applied to any Loans of a Defaulting Lender; and (iv) at the time of any prepayment of Eurodollar Loans pursuant to this Section 3.01 on any date other than the last day of the Interest Period applicable thereto, the Borrowers shall pay the amounts required pursuant to Section 1.11.

3.02         Mandatory Prepayments.

(A)          Requirements:

(a) (i)  If on any date (and after giving effect to all other repayments on such date) the sum of (I) the aggregate outstanding principal amount of Loans made by Non-Defaulting Lenders and (II) the Letter of Credit Outstandings (less any amount thereof as to which Section 1A.01(c) Arrangements are in place) exceeds the Adjusted Total Available Revolving Commitment as then in effect, the Borrowers shall repay on such date the principal of outstanding Loans of Non-Defaulting Lenders in an aggregate amount equal to such excess.  If, after giving effect to such repayment or repayments, the Letter of Credit Outstandings (less any amount thereof as to which Section 1A.01(c) Arrangements are in place) exceeds the Adjusted

Total Available Revolving Commitment then in effect, the Borrowers shall pay to the Collateral Agent an amount in cash and/or Cash Equivalents equal to such excess and the Collateral Agent shall hold such payment as security for the obligations of the Borrowers in respect of Letters of Credit owing to Non-Defaulting Lenders pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Collateral Agent (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Collateral Agent, until all proceeds are applied to such secured obligations or until all Letters of Credit so secured expire undrawn, at which time such amount shall be returned to the Borrowers).

(ii)           On any date on which the aggregate outstanding principal amount of the Loans made by any Defaulting Lender exceeds the Available Revolving Commitment of such Defaulting Lender, the Borrowers shall prepay on such date principal of outstanding Loans of such Defaulting Lender in an amount equal to such excess.

(b)           To the extent not theretofore repaid pursuant to the provisions of this Agreement, all outstanding Loans, plus all accrued but unpaid interest thereon, shall be repaid in full on the Termination Date.

(B)           Application:

With respect to each prepayment of Loans required by Section 3.02(A), the Borrowers may designate the Types of Loans which are to be prepaid; provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; (ii) except for the differing treatments of Defaulting Lenders and Non-Defaulting Lenders as expressly provided in Section 3.02(A)(a), each prepayment of any Loans made pursuant to a given Borrowing shall be applied pro rata among such Loans; (iii) repayments of Eurodollar Loans pursuant to this Section 3.02 may only be made on the last day of an Interest Period applicable thereto unless (x) all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full and/or (y) concurrently with such repayment, the Borrowers pay all breakage costs and other amounts owing to each Lender pursuant to Section 1.11.  In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.  Notwithstanding the foregoing provisions of this Section 3.02, if at any time the mandatory repayment of Loans pursuant to this Section 3.02 would result, after giving effect to the procedures set forth in clause (iii) of the second preceding sentence, in the Borrowers incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans “Affected Loans”), the Borrowers may (in lieu of making such payment) elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable.  At the time any Affected Loans are otherwise required to be prepaid, the Borrowers may elect to deposit 100% (or such lesser percentage elected by the Borrowers as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrowers hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrowers), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account).

3.03         Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 1:00 P.M.  (New York time) on the date when due and shall be made in immediately available funds and in Dollars at the Payment Office, it being understood that written notice by the Borrowers to the Administrative Agent to make a payment from the funds in any Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Any payments under this Agreement which are made later than 1:00 P.M.  (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

3.04         Net Payments.  (a)  All payments made by the Borrowers hereunder and/or under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 3.04(b) and Section 3.04(c), and provided Section 3.04(b) and Section 3.04(c) are complied with, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (i) any tax imposed on or measured by the net income or net profits or franchise taxes (in lieu of net income taxes or net profit taxes) of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrowers agree to (i) pay the full amount of such Taxes to the applicable governmental authority, and (ii) pay such additional amounts to the Lenders as may be necessary so that every payment of all amounts due under this Agreement and/or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or therein, provided this clause (ii) in this Section 3.04(a) shall apply if Section 3.04(b) and Section 3.04(c) are complied with.  The Borrowers will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by a Borrower.  The Borrowers agree, jointly and severally, to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender (other than penalties and interest attributable to the gross negligence or willful misconduct of the Administrative Agent or Lender).

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrowers and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 11.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, or in the case of New Lending Office by a Lender, the date such New Lending Office is designated (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor form)) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender or beneficial owner is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 3.04 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each Lender agrees that from time to time after the Closing Date, when a lapse of time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 3.04 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrowers and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 3.04(b).  Notwithstanding anything to the contrary contained in Section 3.04(a), but subject to Section 11.04(b) and the immediately succeeding sentence, (x) the Borrowers shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable by it hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrowers U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 3.04(a) hereof to gross-up payments to be made by it to a Lender in respect of income or similar taxes imposed by the United States (I) if such Lender has not provided to the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 3.04(b) or Section 3.04(c) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes.  If the Borrowers are required to pay any additional amounts to a Lender or indemnify a Lender pursuant to this Section 3.04 (prior to the application of this sentence), notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.04 and except as set forth in Section 11.04(b), the Borrowers agree, jointly and severally, to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 3.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date (or the date a person becomes a Lender under this Agreement, as applicable) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such income or similar taxes.

(c)           Any Lender that is a United States person and that may not be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii) shall deliver to the Borrowers on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrowers), two duly executed and properly completed copies of U.S. Internal Revenue Service Form W-9, or any successor form that such Lender is entitled to provide at such time in order to comply with United States back-up withholding requirements.  Notwithstanding any other provision in this Section 3.04, no amount shall be required to be paid to any Lender under this Section 3.04 with respect to backup withholding if there has been a notified underreporting pursuant to Section 3406(a)(1)(C) of the Code (or similar provision or successor provision).

(d)           If the Borrowers pay any additional amount under this Section 3.04 to a Lender and such Lender determines in its sole discretion (but acting in good faith) that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (or would have been paid but for the fact that such refund was netted against any additional Tax liability of the Lender), such Lender shall pay to the Borrowers an amount that the Lender shall, in its sole discretion (but acting in good faith), determine is equal to such net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit.

SECTION 4.              Conditions Precedent.

4.01         Conditions Precedent to Closing Date and the Initial Incurrence of Loans.  The obligation of the Lenders to make Loans hereunder and the obligation of each Letter of Credit Issuer to issue Letters of Credit hereunder, in each case on the Closing Date, are subject to the satisfaction of each of the following conditions at such time:

(a)           Certain Documents.  The Administrative Agent shall have received each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the

Administrative Agent in its reasonable discretion, in form and substance reasonably satisfactory to the Administrative Agent:

(i)            this Agreement, duly executed and delivered by the Borrowers and, for the account of each Lender requesting the same, a Note of the Borrowers conforming to the requirements set forth herein;

(ii)           the Pledge Agreement, in the form of Exhibit G (as modified, amended, restated and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Pledge Agreement”) duly executed and delivered by FairPoint and each Subsidiary listed on Annex IX;

(iii)          the Security Agreement, in the form of Exhibit I (as modified, amended, restated and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Security Agreement”) duly executed and delivered by the Borrowers and the Guarantors, together with each of the following:

(A)          certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed in the state or other jurisdiction of incorporation or organization of such Credit Party, together with copies of such other financing statements that name any Credit Party as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens); and

(B)           evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to create, maintain, effect, perfect, preserve, and protect the security interests purported to be created by the Security Documents have been taken; and

(iv)          the Subsidiary Guaranty, in the form of Exhibit J hereto (as modified, amended, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiary Guaranty”) duly authorized and executed by each Subsidiary of FairPoint listed on Annex X.

(b)           Opinions of Counsel.  The Administrative Agent shall have received from Paul, Hastings, Janofsky & Walker LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date substantially in the form of Exhibit H.

(c)           Company Proceedings.  The Administrative Agent shall have received a certificate, dated the Closing Date, signed by an Authorized Officer in the form of Exhibit K with appropriate insertions and deletions, together with (x) copies of the certificate of incorporation, by-laws or other organizational documents of each Credit Party and (y) the resolutions of each Credit Party referred to in such certificate and all of the foregoing (including each such organizational document) shall be reasonably satisfactory to the Administrative Agent and (z) a statement that all of the applicable conditions set forth in Section 4.02(b) have been satisfied as of such date.

(d)           Fees.  The Borrowers shall have paid to the Arranger, the Administrative Agent and the Lenders all Fees and expenses agreed upon to be paid on or prior to the Closing Date (for which, in the case of legal fees and expenses, the Borrowers shall have received in advance a written invoice in reasonable detail).

(e)           Patriot Act.  The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(f)            Insurance.  The Administrative Agent shall have received evidence reasonably satisfactory to it that all insurance policies required to be maintained pursuant to Section 6.03 are in full force and effect, including, but not limited to, naming the Collateral Agent as additional insured (in the case of liability insurance) or loss payee or mortgagee, as its interest may appear (in the case of hazard insurance).

(g)           Budget.  The Administrative Agent and each Lender shall have received and been reasonably satisfied with the budget (the “Budget”), in the form of Exhibit L, which shall set forth in reasonable detail receipts and disbursements of the Debtors on a weekly basis for the 13-week period following the Petition Date.

(h)           Plan Support Agreement.  The Administrative Agent and the Lenders shall have received the Plan Support Agreement (as modified, amended, restated and/or supplemented from time to time in accordance with the terms thereof, the “Plan Support Agreement”) duly executed and delivered by FairPoint and the other Debtors, which Plan Support Agreement shall be in form and substance satisfactory to the “Consenting Lenders” party thereto.

(i)            Proceedings.  All proceedings taken in connection with the execution of this Agreement, all other Credit Documents and all documents and papers related thereto and approval thereof by the Bankruptcy Court (including, without limitation, the nature, scope and extent of notices to interested parties with respect to all hearings related hereto and thereto) shall be reasonably satisfactory in form, scope and substance to the Administrative Agent and the Lenders.

(j)            First Day Orders.  All “First Day Orders” or other orders entered or to be entered at the time of the Petition Date shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders in all respects.

(k)           Interim Order.  The Interim Order shall have been entered by the Bankruptcy Court, within seven (7) Business Days of the Filing Date (but in any event not later than the Closing Date), which Interim Order shall be in form and substance satisfactory to the Administrative Agent and the Lenders and shall have been entered on such prior notice to such parties in accordance with Bankruptcy Rule 4001 (as determined by the Administrative Agent), and the Administrative Agent shall have received a copy of same, and such order shall be in full force and effect and shall not have been (i) stayed, vacated, revised or rescinded or (ii) without the prior written consent of the Administrative Agent and the Lenders, in their sole discretion, amended or modified.

(l)            Good Standing Certificates.  The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation or organization and each other jurisdiction each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.02             Conditions Precedent to All Loans.  The obligation of each Lender to make Loans, and of each Letter of Credit Issuer to issue Letters of Credit, is subject, at the time of the making of each such Loan and the issuance of each such Letter of Credit, to the satisfaction of the following conditions:

(a)           Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03 or a Letter of Credit Application meeting the requirements of Section 1A.03.

(b)           Representations and Warranties; No Default.  At the time of each making of Loans and each issuance of a Letter of Credit and also after giving effect thereto, (i) each of the representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date and (ii) there shall exist no Default or Event of Default.

(c)           Financing Orders.  The Interim Order or, following the entry of the Final Order, shall be in full force and effect, and shall not have been vacated, reversed or rescinded, and an appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective, and without the prior written consent of the Administrative Agent, such order shall not have been amended or modified.

(d)           Fees.  The Borrowers shall have paid to the Administrative Agent and the Lenders all Fees then due and payable as provided for herein or in any of the other Credit Documents.

The occurrence of the Closing Date and the acceptance of the benefits or proceeds of each Borrowing by and issuance of a Letter of Credit on behalf of the Borrowers shall constitute a representation and warranty by the Borrowers to the Administrative Agent, each Letter of Credit Issuer and each of the Lenders that all the conditions specified in Section 4 and applicable to such Borrowing or issuance of such Letter of Credit have been satisfied as of that time.

SECTION 5.              Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement, to make the Loans and to issue and/or participate in Letters of Credit, the Borrowers make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:

5.01         Company Status.  Each Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company and is in good standing, in each case under the laws of the jurisdiction of its organization and has the Company power and authority to own its property and assets and to transact the business in which it is engaged, and (ii) is duly qualified and is authorized to do business and, to the extent relevant, is in good standing in all jurisdictions where it is required to be so qualified except where the failure to be so qualified, authorized or in good standing would not be reasonably likely to have a Material Adverse Effect.

5.02         Company Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document, subject to the Financing Orders, constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms.

5.03         No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will violate, conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Financing Orders and the other Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrowers or any of their Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which any Borrower or any of their Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject (other than existing Indebtedness set forth on Annex XI) or (iii) will violate any provision of the organizational documents (including by-laws) of any Borrower or any of their Subsidiaries.

5.04         Litigation.  Except for the Chapter 11 Cases, there are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened (i) with respect to any Credit Document, (ii) with respect to the Transaction or (iii) with respect to the Borrowers or any of their Subsidiaries that have had, or that are reasonably likely to have, a Material Adverse Effect.  Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the incurrence of any Credit Event.

5.05         Use of Proceeds; Margin Regulations.  (a)  The proceeds of the Loans shall be used by the Borrowers in the Chapter 11 Cases for (i) general working capital purposes of the Borrowers and their Subsidiaries (including to fund Consolidated Capital Expenditures in compliance with Section 7.05); (ii) paying amounts owed to the Administrative Agent, the Collateral Agent and the Lenders from time to time under this Agreement and the other Credit Documents; (iii) paying reasonable professional fees and expenses payable to the Prepetition

Agent under the Prepetition Credit Agreement; (iv) paying cure amounts (including, without limitation, settlement or cure payments to Capgemini, U.S., LLC); provided, that the aggregate of any such cure amounts (other than the settlement or cure payments to Capgemini, U.S., LLC) shall be reasonably acceptable to the Administrative Agent and the Lenders; and (v) paying fees and expenses of Professionals, subject to the Carve Out, to the extent such Professional fees and expenses are approved by final order of the Bankruptcy Court and, to the extent applicable, consistent with the engagement letters of such Professionals in effect on October 26, 2009.

(b)           The Letters of Credit shall be issued for financing arising out of the general corporate needs and purposes of the Borrowers and their Subsidiaries (including, without limitation, to replace Existing Letters of Credit).

(c)           Neither the making of any Loan hereunder, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

(d)           The fair market value of all Margin Stock owned by the Borrowers and their Subsidiaries (other than the capital stock of the Borrowers held in treasury) on the Closing Date does not exceed $5,000,000.

5.06         Governmental Approvals.  Except for such consents, approvals and filings as have been obtained or made on or prior to the Closing Date and remain in full force and effect and, subject to the entry of the Financing Orders, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority (including, without limitation, the FCC and applicable PUCs), or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

5.07         Investment Company Act.  No Borrower or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.08         True and Complete Disclosure.  All factual information (taken as a whole), other than the projections, any budgets (including the Budget), forecasts, estimates and other forward-looking statements and any information of a general economic or industry nature, when furnished by or on behalf of the Borrowers in writing to the Lenders for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Lenders hereunder does not or will not contain any untrue statement of material fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.  The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made (it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such assumptions and estimates may prove to be inaccurate).

5.09         Financial Condition; Financial Statements.  (a)  The audited consolidated statements of financial condition of FairPoint and its Subsidiaries at December 31, 2008 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of FairPoint and its Subsidiaries for the fiscal year of FairPoint ended on such date, furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of FairPoint and its Subsidiaries at the date of said financial statements and the results for the period covered thereby.  Such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements.  Nothing has occurred since December 31, 2008 that has had, or is reasonably likely to have, a Material Adverse Effect except (i) the commencement of the Chapter 11 Case, (ii) the continuation of the circumstances giving rise to the filing thereof or as a result thereof and (iii) such events that have been disclosed (in writing) to the Lenders prior to the Closing Date or that have been publicly disclosed by FairPoint.

(b)           After giving effect to the making of the Loans to be made on the Closing Date, on the Closing Date the Borrowers and their Subsidiaries have no Indebtedness except (a) the Obligations and (b) Scheduled Existing Indebtedness.

5.10         Security Interests. Subject to the entry of the Interim Order, the Security Documents create as security for the obligations purported to be secured thereby, a valid and enforceable Lien on all of the Collateral subject thereto at such time, and such Liens constitute perfected and continuing Liens on all such Collateral, having priority over all other liens on such Collateral, except for Specified Liens, securing all the Obligations, and enforceable against such Credit Party and all third parties.  Pursuant to the terms of the Interim Order and the Final Order, no filing or other action will be necessary to perfect or protect such Liens and security interests.

5.11         Compliance With Statutes.  The Borrowers and their Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

5.12         Tax Returns and Payments.  The Borrowers and their Subsidiaries have (a) filed all U.S. federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and (b) have paid when due all U.S. federal, state and foreign income taxes and all other material taxes and assessments payable by them that have arisen after the Petition Date or that are the subject of a “First Day Order”, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrowers and their Subsidiaries if and to the extent required by GAAP.  There is no action, suit, proceeding, investigation, audit, or claim now pending and no Borrower has received any notice by a taxing authority of any future proceeding, investigation, audit or claim, regarding any taxes relating to a Borrower or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

5.13         Compliance with ERISA.  (i) Annex IV sets forth each Plan and Multiemployer Plan; (ii) except as set forth on Annex IV, each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; except as set forth on Annex IV, each Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code; other than the commencement of the Chapter 11 Cases and except as set forth on Annex IV, no Reportable Event has occurred with respect to a Plan; to the knowledge of the Borrowers, no Multiemployer Plan is insolvent or in reorganization; except as set forth on Annex IV, no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, would be reasonably likely to have a Material Adverse Effect; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan or a Multiemployer Plan have been timely made; no Borrower or any Subsidiary thereof or any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan or any Multiemployer Plan; no condition exists which presents a material risk to the Borrowers or any Subsidiary or any ERISA Affiliate of incurring a material liability to or on account of a Plan or, to the knowledge of the Borrowers, of any Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; except as would not result in any material liability, no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or to the best knowledge of the Borrowers expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrowers and their Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Loan incurrence, would not exceed $500,000; except as would not result in a material liability, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of any Borrower, any Subsidiary or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no Lien imposed under the Code or ERISA on the assets of any Borrower or any Subsidiary or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan; and the Borrowers and their Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by

Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

5.14         Subsidiaries.  On and as of the Closing Date, the Borrowers have no Subsidiaries other than those Subsidiaries listed on Annex III, which correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of each Borrower in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of capital stock or other equity interests of each Subsidiary of the Borrowers have been duly and validly issued, are fully paid and non-assessable and are free of preemptive rights.  No Subsidiary of the Borrowers has outstanding any securities convertible into or exchangeable for its capital stock or other equity interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or other equity interests or any stock appreciation or similar rights.

5.15         Intellectual Property.  Each Borrower and its Subsidiaries owns or holds a valid transferable license to use all the patents, trademarks, service marks, trade names, domain names, technology, know-how, copyrights, licenses, franchises and formulas or rights with respect to the foregoing, that are used in the operation of the business of such Borrower or such Subsidiary as presently conducted and are material to such business where the failure to own or hold a valid license is reasonably likely to have a Material Adverse Effect.

5.16         Environmental Matters.  The Borrowers and their Subsidiaries are in material compliance with all applicable Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect, and no Borrower or any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above.  All licenses, permits, registrations or approvals required for the business of the Borrowers and each of their Subsidiaries under any Environmental Law have been secured and each Borrower and its Subsidiaries is in substantial compliance therewith, except where the failure to secure or comply with such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect.  There are no Environmental Claims pending or, to the knowledge of the Borrowers threatened, against the Borrowers or any of their Subsidiaries with respect to which any decision, ruling or finding is reasonably likely to have a Material Adverse Effect.

5.17         Labor Relations.  No Credit Party is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrowers or any of their Subsidiaries or, to the Borrowers’ knowledge, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrowers or any of their Subsidiaries or, to the Borrowers’ knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrowers or any of their Subsidiaries or, to the Borrowers’ knowledge, threatened against the Borrowers or any of their Subsidiaries and (iii) no union representation question, to the Borrowers’ knowledge, existing with respect to the employees of any Borrowers or any of their Subsidiaries and no union organizing activities, to the Borrowers’ knowledge, are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

5.18         Capitalization.  On the Closing Date, the authorized capital stock of FairPoint shall consist of (i) 200,000,000 shares of common stock, $.01 par value per share, of which 90,015,551 shares are issued and outstanding on the Closing Date and (ii) 100,000,000 shares of preferred stock, $.01 per share, none of which is issued and outstanding on the Closing Date.  All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights.  On the Closing Date, the Borrowers do not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights (other than as listed on Annex VIII).

5.19         Financing Orders.  (a) The Credit Parties are in compliance in all material respects with the terms and conditions of the Interim Order or the Final Order, as applicable.

(b)           Each of the Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (from after the date the Final Order is entered) is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Administrative Agent, in its sole discretion, amended or modified and no appeal of such order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

5.20         Certain Bankruptcy Matters.

(a)           Except to the extent provided otherwise in the Interim Order or the Final Order (as applicable), the Borrowers hereby agree that the Obligations shall (i) constitute superpriority allowed administrative expense claims in the Chapter 11 Cases having priority pursuant to Section 364(c)(1) of the Bankruptcy Code over all administrative expense claims and unsecured claims against the Borrowers now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and all superpriority administrative expense claims granted to any other Person, subject, as to priority, only to the Carve Out, the establishment of which superpriority shall have been approved and authorized by the Bankruptcy Court and (ii) be secured pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code subject only to Specified Liens and, to the extent provided in any of the Financing Orders, shall not be subject to claims against the Collateral pursuant to Section 506(c) of the Bankruptcy Code.

(b)           The Collateral Agent’s Liens and the administrative expense claim priority granted pursuant to clause (a) above have been independently granted by the Credit Documents, and may be independently granted by other Credit Documents heretofore or hereafter entered into.  The Collateral Agent’s Liens and the administrative expense claim priority granted pursuant to clause (a) above, this Agreement, the Interim Order, the Final Order and the other Credit Documents supplement each other, and the grants, priorities, rights and remedies of the Lenders, the Administrative Agent and the Collateral Agent hereunder and thereunder are cumulative.  In the event of a direct conflict between the Interim Order or the Final Order, on the one hand, and any other Credit Document, on the other hand, the Interim Order or the Final Order, as the case may be, shall control.

(c)           Notwithstanding anything to the contrary contained herein or elsewhere:

(i)            The Collateral Agent’s Liens on the Collateral shall be deemed valid and perfected by entry of the Interim Order and the Final Order, as the case may be, which entry of the Interim Order shall have occurred on or prior to the Closing Date.  The Collateral Agent, the Administrative Agent and the Lenders shall not be required to file, register or publish any financing statements, mortgages, hypothecs, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or to take possession of any Collateral or to take any other action in order to validate, render enforceable or perfect the Liens on Collateral granted by or pursuant to this Agreement, the Interim Order, the Final Order or any other Credit Document.  If the Collateral Agent, the Administrative Agent or the Required Lenders shall, in its or their sole discretion, from time to time elect to file, register or publish any such financing statements, mortgages, hypothecs, notices of Lien or similar instruments, take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Collateral Agent’s Liens on the Collateral, all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date the Interim Order is entered.

(ii)           The Liens, lien priorities, superpriority administrative expense claims and other rights and remedies granted to the Collateral Agent and the Lenders pursuant to this Agreement, the Interim Order, the Final Order or the other Credit Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the administrative expense claim priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrowers (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of the Chapter 11 Cases, or by any other act or omission whatsoever.  Without limiting the generality of the foregoing, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(A)          except for the Carve Out, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of any Lender, the Collateral Agent or the Administrative Agent against the Borrowers in respect of any Obligation;

(B)           the Collateral Agent’s Liens on the Collateral shall constitute valid, enforceable and perfected Liens (subject only to Permitted Liens), which Liens shall be first priority Liens, subject only to Specified Liens, to which such Liens shall or may be subordinate and junior, and shall be prior to all other Liens, now existing or hereafter arising, in favor of any other creditor or other Person; and

(C)           the Collateral Agent’s Liens on the Collateral shall continue to be valid, enforceable and perfected without the need for the Collateral Agent, the Administrative Agent or any Lender to file, register or publish any financing statements, mortgages, hypothecs, notices of Lien or similar instruments or to otherwise perfect the Collateral Agent’s Liens under applicable nonbankruptcy law.

SECTION 6.              Affirmative Covenants.  The Borrowers hereby covenant and agree that until the Revolving Commitments have terminated, no Notes or Letters of Credit are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 11.12 which are not then owing) incurred hereunder, are paid in full:

6.01         Information Covenants.  The Borrowers will furnish to each Lender (or, in the case of clause (j) below, to the Administrative Agent for distribution to the Lenders):

(a)           [Intentionally Omitted].

(b)           Quarterly Financial Statements.  As soon as available and in any event within 40 days after the close of every quarterly accounting period in each fiscal year of FairPoint (provided that such 40 day period shall be extended to 45 days if FairPoint is not subject to the SEC’s large accelerated filer filing requirements and such 40 or 45 day period, as applicable, shall be extended an additional 5 days if FairPoint has filed a Form 12b-25 with the SEC extending the date of the filing of the Quarterly Report on Form 10-Q due on such 40th or 45th day, as applicable; provided, further, that with respect to the quarterly accounting period ending December 31, 2009, such period shall be extended to 75 days), (i) the consolidated balance sheet of FairPoint and its Subsidiaries, as at the end of such quarterly period, and the related consolidated statements of operations and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period and (ii) consolidated balance sheets of each Intermediary Holding Company and its Subsidiaries, as at the end of such quarterly period, and the related consolidated statements of operations and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the case of each of clauses (i) and (ii), setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or controller of FairPoint, subject to changes resulting from audit and normal year-end audit adjustments.

(c)           Monthly Financial Statements.  As soon as available and in any event within 30 days after the close of each fiscal month (provided that such 30 day period shall be extended to 45 days in the case of the fiscal month ending on the last day of a fiscal year of FairPoint; provided, further, that with respect to the October 2009 fiscal month, such period shall be extended to the date the schedules to FairPoint’s disclosure statement are filed with the Bankruptcy Court), commencing with the first fiscal month ending after the Closing Date, the consolidated balance sheet of FairPoint and its Subsidiaries, as at the end of such monthly period and the related consolidated statements of operations and of cash flows for such monthly period and for the elapsed portion of the fiscal year ended with the last day of such monthly period, in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or controller of FairPoint, subject to normal year-end audit adjustments.

(d)           Budgets; etc.  At any time that either (i) the aggregate outstanding principal amount of the Loans is $25,000,000 or more or (ii) the Budget, or any update to the Budget required to be delivered by the Borrowers hereunder, forecasts that the aggregate outstanding principal amount of the loans will be $25,000,000 or more at any time during the period covered by the Budget or such update, weekly updates to the Budget by no later than the third (3rd) Business Day of each week.  At all other times, monthly updates to the Budget by no later than three Business Days after the previous month end.

(e)           Compliance Certificates.  At the time of the delivery of the financial statements provided for in Sections 6.01(b) or (c), a certificate (“Compliance Certificate”) of the chief financial officer or other Authorized Officer of FairPoint to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate if delivered with the financial statements required by Section 6.01(c), shall set forth the calculations required to establish whether the Borrowers and their Subsidiaries were in compliance with the provisions of Sections 7.05 and 7.12 as at the end of such fiscal period.

(f)            Notice of Default or Litigation.  Promptly, and in any event within five Business Days after any officer of any Borrower obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto, and (y) the commencement of, or any significant adverse development in, any litigation or governmental proceeding pending against any Borrower or any of its Subsidiaries or their assets or business (i) with respect to any Credit Document or (ii) which has had, or is reasonably likely to have, a Material Adverse Effect and (iii) any other event which has had, or is reasonably likely to have, a Material Adverse Effect.

(g)           Other Information.  Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the “SEC”) (including any annual or quarterly audited or unaudited financial statements), and with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request from time to time.

(h)           “Daily Operations Dashboard.”  On a bi-weekly basis, by no later than the third Business Day of every other week (commencing with the first such day following the Closing Date), the “Daily Operations Dashboard” in substantially the form previously delivered to the Financial Advisor.

(i)            Variance Reports.  To the extent the Borrowers are required to update the Budget weekly in accordance with the provisions of Section 6.01(d), by no later than the third Business Day of each week, otherwise, on a bi-weekly basis, by no later than the third Business

Day of every other week (in either case, commencing with the first such day following the Closing Date), variance reports (in the same format as the Budget), showing actual cash receipts and disbursements for the immediately preceding week(s), noting therein all variances, on a line-item basis, from values set forth for such period in the Budget (and updates thereto).

(j)            Expressions of Interest.  Promptly, and in any event within three (3) Business Days after the occurrence thereof, notice if any third party expresses an interest either formally or informally in acquiring all or any substantial part of the Borrowers’ business (the distribution of such information by the Administrative Agent may be subject to certain confidentiality arrangements as are appropriate and may be reasonably agreed upon).

6.02         Books, Records and Inspections.  Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with, and as required by, GAAP and all material requirements of law shall be made of all dealings and transactions in relation to such Person’s business and activities.  Each Borrower will, and will cause its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of the Borrowers, officers and designated representatives of the Financial Advisor, the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrowers and any of their Subsidiaries in their possession and to examine the books of account of any Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrowers and of any of their Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals during normal business hours (with reasonable notice) and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.  The Borrowers will, and will use reasonable efforts to cause their respective Subsidiaries, employees, agents, auditors, advisors and consultants to, cooperate generally with the Financial Advisor and any of the Administrative Agent’s attorneys.

6.03         Insurance.  Each Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with reputable and solvent insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice and providing (a) for payment of losses to the Collateral Agent as its interests may appear in respect of any Collateral, (b) that such policies may not be canceled for any reason without 30 days prior notice to the Collateral Agent, and (c) to provide for any other matters specified in any applicable Security Document or which the Collateral Agent may reasonably require (it being agreed that the insurance in effect on the Closing Date is satisfactory).  Each Credit Party will maintain any additional insurance coverage as described in the respective Security Documents.  Each Credit Party shall maintain, or cause to be maintained, with an insurer reasonably acceptable to the Collateral Agent, flood insurance sufficient for Lenders to comply with Regulation H of the Board of Governors of the Federal Reserve System.  Each Borrower will, and will cause each of its Subsidiaries to, furnish to the Administrative Agent on the Closing Date and thereafter, upon request of the Administrative Agent, a summary of the insurance carried.

6.04         Payment of Taxes.  Each Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, in each case that arises after the Petition Date or are the subject of a “First Day Order” and (ii) all lawful claims which, if unpaid, would become a Lien or charge upon any material properties of such Borrower or any of its Subsidiaries; provided that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the applicable Borrower) with respect thereto in accordance with GAAP.

6.05         Company Franchises.  Each Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and to preserve its material rights and franchises, other than those the failure to preserve which could not reasonably be expected to have a Material Adverse Effect.

6.06         Compliance with Statutes, etc.  Each Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign (including all Environmental Laws), in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which is not reasonably likely to have a Material Adverse Effect.

6.07         ERISA.  As soon as possible and, in any event, within 10 days after any Borrower knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of such Borrower setting forth the full details as to such occurrence and the action, if any, that any Borrower, any Subsidiary or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by any Borrower, any Subsidiary, any ERISA Affiliate, the PBGC, a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto:  that a Reportable Event (other than the Chapter 11 Cases) has occurred (except to the extent that a Borrower has previously delivered to the Lender a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may reasonably be expected to be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made; that a Plan or Multiemployer Plan has been or may reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, where a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of Unfunded Current Liabilities that would be reasonably likely to have a Material Adverse Effect; that proceedings may reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that any Borrower, any Subsidiary or any ERISA Affiliate will or may reasonably be expected to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(1) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that any Borrower or any Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan in addition to the liability that existed on the Closing Date pursuant to any such plan or plans.  Upon request by any Lender, the Borrowers will deliver to such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500- series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC (other than any PBGC Form 1), and any material notices received from the PBGC by any Borrower, any Subsidiary or any ERISA Affiliate with respect to any Plan or Multiemployer Plan shall be delivered to the Lender no later than 10 days after the date such records, documents and/or information has been furnished to the PBGC or such notice has been received from the PBGC by such Borrower, such Subsidiary or such ERISA Affiliate, as applicable.

6.08         Good Repair.  Each Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 7.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

6.09         End of Fiscal Years; Fiscal Quarters; Etc.  FairPoint will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries’, fiscal years and fourth fiscal quarters to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, first three fiscal quarters to end on the last day of March, June and September of each year.

6.10         Margin Stock.  The Borrowers will take all actions so that at all times the fair market value of all Margin Stock owned by the Borrowers and their Subsidiaries (other than capital stock of the Borrowers held in treasury) shall not exceed $5,000,000; provided that it shall not constitute a violation of this Section 6.10 if at any time the fair market value of all Margin Stock owned by the Borrowers and their Subsidiaries (other than capital stock of the Borrowers held in treasury) exceeds $5,000,000 so long as (x) all Margin Stock owned by the Credit Parties (other than capital stock of the Borrowers held in treasury) shall be pledged, and delivered for pledge, pursuant to the Pledge Agreement, (y) the applicable Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System, and (z) the Borrowers take appropriate actions so that the fair market value of all Margin Stock owned by the Borrowers and their Subsidiaries (other than capital stock of the Borrowers held in treasury) does not exceed $5,000,000 within ninety (90) days (or such longer period not to exceed one year as maybe necessary to comply with Rule 144 under the Securities Act, if applicable) of the date upon which the fair market value of the Margin Stock owned by the Borrowers and their Subsidiaries first exceeded $5,000,000.  So long as the covenant contained in the text of the first sentence of this Section 6.10 preceding the proviso contained in such sentence is complied with, all Margin Stock at any time owned by the Borrowers and their Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document.  If at any time any Margin Stock is required to be pledged as a result of the proviso contained in the first sentence of this Section 6.10, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

6.11         Special Covenant Regarding Cash Management Policy.  The Borrowers shall, and shall cause their Subsidiaries to, at all times comply with the cash management policy of FairPoint and its Subsidiaries delivered to the Administrative Agent on the Closing Date, without giving effect to any changes thereto, except to the extent such changes are not adverse to the interests of the Lenders or are otherwise required to ensure compliance with applicable law or regulation.

6.12         Maintenance of Company Separateness.  (a)  Each Borrower will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company offices and records.

(b)           The Borrowers shall not permit any Non-Pledge Party Subsidiary, on the one hand, to have any rights to draw down, whether as a joint account party or otherwise, on any bank account of any Credit Party, on the other hand.

6.13         Further Assurances.  Each Credit Party shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement, the Financing Orders and the other Credit Documents, (ii) to obtain, maintain, continue, validate or perfect its first priority Liens on any of the Collateral or any other property of the Credit Parties, (iii) to establish and maintain the validity and effectiveness of any of the Credit Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Lenders the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Lenders under this Agreement or any other Credit Document.

6.14                                       Compliance with Financing Orders.  Comply with the Interim Order and the Final Order, as applicable, and each of the other orders entered by the Bankruptcy Court.

6.15                                       Conference Calls.  The Borrowers shall conduct a conference call on the first Tuesday of every month or as soon as practicable thereafter (commencing with the first such Tuesday following the Petition Date) with the Administrative Agent, the Lenders, the Financial Advisor and the “Consenting Lenders” party to the Plan Support Agreement, for the purpose of discussing, inter alia, the most recently delivered financial statements, the Debtors’ financial performance, operations, current trends and other material events.

SECTION 7.                                          Negative Covenants.  The Borrowers hereby covenant and agree that until the Revolving Commitments have terminated, no Notes or Letters of Credit are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 11.12 which are not then owing) incurred hereunder, are paid in full:

7.01                                       Changes in Business.  (a)  The Borrowers will not permit at any time the business activities taken as a whole conducted by the Borrowers and their Subsidiaries to be materially different from the business activities taken as a whole (including incidental activities) conducted by the Borrowers and their  Subsidiaries on the Closing Date (the “Business”).

(b)                                 Notwithstanding the foregoing, no Second-Tier Holdco will engage in any business or own any significant assets (other than its ownership of (x) equity interests of Subsidiaries existing on the date hereof or permitted to be created, established or acquired pursuant to the terms of this Agreement and (y) intercompany obligations owed to it and permitted to be extended by it pursuant to Section 7.06(c)) or have any liabilities (other than (x) those liabilities for which it is responsible under this Agreement and the other Credit Documents to which it is a party and (y) intercompany debt permitted to be incurred by it pursuant to Section 7.06(c)); provided that any Second-Tier Holdco may engage in those activities and incur related liabilities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Credit Documents to which it is a party.

7.02                                       Consolidation, Merger, Sale or Purchase of Assets, etc.  The Borrowers will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or consummate any transaction of merger or consolidation, or make any Asset Sale or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time without a contingency relating to obtaining any required approval hereunder, except that the following shall be permitted:

(a)                                  any Inactive Subsidiary may be merged or consolidated with or into, or be liquidated into, any Borrower or a Subsidiary Guarantor (so long as such Borrower or such Subsidiary Guarantor is the surviving corporation), or all or any part of its business, properties and assets may be conveyed, sold or transferred to any Borrower or any Subsidiary Guarantor;

(b)                                 Consolidated Capital Expenditures to the extent within the limitations set forth in Section 7.05;

(c)                                  the investments, acquisitions and transfers or dispositions of properties, shares and assets permitted pursuant to Section 7.06;

(d)                                 any Borrower and any Subsidiary may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 7.04(c));

(e)                                  licenses or sublicenses by the Borrowers and their Subsidiaries of intellectual property in the ordinary course of business; provided, that such licenses or sublicenses shall not interfere with the business of any Borrower or any Subsidiary;

(f)                                    leases and subleases permitted under Section 7.03(d) and (g); and

(g)                                 a sale of assets under Section 363 of the Bankruptcy Code to the extent the Net Cash Proceeds of such sale are sufficient to pay all Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents in full (and to cash collateralize in a manner satisfactory to the Administrative Agent, all outstanding Letters of Credit).

7.03                                       Liens.  The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrowers or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrowers or any of their Subsidiaries) or assign any right to receive income, except the following Liens (to the extent, with respect to a Borrower or any Subsidiary or any of its assets or properties, (x) if created, incurred or assumed by such Person on or after the Petition Date, such Liens have been approved and authorized by the Bankruptcy Court and (y) in created, incurred or assumed by such Person before the Petition Date, such Liens are valid, perfected and non-avoidable in accordance with applicable Law):

(a)                                  Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrowers) have been established in accordance with GAAP;

(b)                                 Liens in respect of property or assets of the Borrowers or any of their Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrowers or any of their Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)                                  Liens created by or pursuant to this Agreement or the other Credit Documents;

(d)                                 Liens created pursuant to Capital Leases in respect of Capitalized Lease Obligations permitted by Section 7.04(c);

(e)                                  Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default under Section 8.09;

(f)                                    Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(g)                                 leases or subleases granted to others not interfering in any material respect with the business of any Borrower or any of its Subsidiaries;

(h)                                 easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;

(i)                                     Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by any Borrower or any of its Subsidiaries in the ordinary course of business and statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(j)                                     purchase money Liens securing payables arising from the purchase by any Borrower or any Subsidiary Guarantor of any equipment or goods in the normal course of business; provided that such payables shall not constitute Indebtedness;

(k)                                  any interest or title of a lessor under any lease permitted by this Agreement; and

(l)                                     Liens in existence on, and which are to continue in effect after, the Closing Date which are listed, and the property subject thereto described in, Annex V.

7.04                                       Indebtedness.  The Borrowers will not, and will not permit any of their Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)                                 intercompany Indebtedness permitted by Section 7.06(c);

(c)                                  Capitalized Lease Obligations initially incurred after the Closing Date; provided that Borrowers are in compliance with Section 7.05;

(d)                                 Indebtedness (the “Scheduled Existing Indebtedness”) in existence on, and which is to continue in effect after, the Closing Date (excluding Intercompany Debt) and which is listed on Annex VI hereto, without giving effect to any subsequent extension, renewal or refinancing thereof; and

(e)                                  Indebtedness of the Borrowers or any of their Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with sales of assets permitted by this Agreement (so long as any such obligations are those of the Person making the respective sale, and are not guaranteed by any other Person).

7.05                                       Capital Expenditures.  The Borrowers will not, and will not permit any of their Subsidiaries to, incur Consolidated Capital Expenditures for each period set forth below to exceed the amount set forth below for such period:

Period	Maximum Consolidated Capital Expenditures
November 1, 2009 - November 30, 2009	$29,250,000
November 1, 2009 - December 31, 2009	$48,500,000
November 1, 2009 - January 31, 2010	$66,352,000
November 1, 2009 - February 28, 2010	$83,794,000
November 1, 2009 - March 31, 2010	$101,236,000
November 1, 2009 - April 30, 2010	$118,677,000
November 1, 2009 - May 31, 2010	$136,119,000
November 1, 2009 - June 30, 2010	$153,561,000
November 1, 2009 - July 31, 2010	$169,336,000
November 1, 2009 - August 31, 2010	$185,111,000
November 1, 2009 - September 30, 2010	$200,886,000
November 1, 2009 - October 31, 2010	$216,661,000

7.06                                       Advances, Investments and Loans.  The Borrowers will not, and will not permit any of their Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except:

(a)                                  the Borrowers or any Subsidiary may invest in cash and Cash Equivalents;

(b)                                 the Borrowers and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and/or reasonable extensions thereof,

(c)                                  the Borrowers and their Qualified Subsidiaries may make intercompany loans and advances between and among one another (collectively, “Intercompany Loans”);

provided that (i) each such Intercompany Loan shall, at the request of the Administrative Agent be evidenced by an intercompany note which, if held by a Credit Party, shall be pledged to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (ii) each Intercompany Loan made pursuant to this clause (c) shall be subject to subordination as, and to the extent required by, the Subsidiary Guaranty (giving effect to exceptions required by applicable law or regulation as contemplated thereby) and (iii) any Intercompany Loan made pursuant to this clause (c) shall cease to be permitted hereunder if the obligor or obligee thereunder ceases to be the Borrower or a Qualified Subsidiary as contemplated above;

(d)                                 the Borrowers and each Subsidiary may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)                                  Investments in existence on the Closing Date (excluding Intercompany Debt), without giving effect to any additions thereto or replacements thereof, shall be permitted; and

(f)                                    prior to the entry of the Final Order, the Borrowers and their Subsidiaries may incur Excluded Intercompany Payables (and the Lenders, the Administrative Agent and the Borrowers agree to negotiate in good faith the terms and conditions on which intercompany receivables and payables may be incurred, settled and paid following the entry of the Final Order).

7.07                                       Limitation on Creation of Subsidiaries.  The Borrowers will not, and will not permit any Subsidiary to, establish, create or acquire any Subsidiary.

7.08                                       Modifications.  The Borrowers will not, and will not permit any of their Subsidiaries to:

(a)                                  amend or modify (or permit the amendment or modification of) any provisions of any Scheduled Existing Indebtedness, in any such case other than amendments or modifications that are not in any way adverse to the interests of the Lenders; provided that in no event shall any amendment to the foregoing (i) increase the applicable interest rate, (ii) shorten the maturity date from that theretofore in effect, (iii) modify or change any subordination provisions contained therein or (iv) make any covenant more restrictive than previously existed thereunder;

(b)                                 amend or modify (or permit the amendment or modification of) the Transition Services Agreement other than amendments or modifications related to the provision of transition services where such amendments or modifications are (i)(A) in the case of material amendments or modifications as determined by the Borrowers in their good faith judgment, furnished to the Administrative Agent no later than four Business Days after the effectiveness thereof (it being understood that compliance with Section 6.01(g) shall constitute compliance with this Section 7.08(b)(i)(A)) and (B) in the case of immaterial amendments or modifications as determined by the Borrowers in their good faith judgment, furnished to the Administrative Agent at the time of delivery of the next Compliance Certificate pursuant to Section 6.01(d) with respect to the quarter in which such amendment became effective and (ii) not in any way materially adverse to the interests of the Lenders; and/or

(c)                                  amend, modify or change in any manner adverse to the interests of the Lenders the organizational documents (including by-laws) of any Credit Party (including, without limitation, by the filing or modification of any certificate or articles of designation), any agreement entered into by any Borrower with respect to its capital stock, or enter into any new agreement in any manner adverse to the interests of the Lenders with respect to the capital stock of any Borrower.

7.09                                       Restricted Payments, Etc.  (a)  The Borrowers will not, and will not permit any of their Subsidiaries to, make any Restricted Payment; provided, however, that prior to the entry of the Final Order, each Subsidiary of FairPoint may continue to pay Dividends to its direct parent in the ordinary course of business consistent with past practices (and the Lenders, the Administrative Agent and the Borrowers agree to negotiate in good faith the terms and conditions on which Dividends may be paid by Subsidiaries following the entry of the Final Order).

(b)                                 The Borrowers will not, and will not permit any of their Subsidiaries to, create or otherwise cause or suffer to exist (other than as a result of a requirement of law) any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to a Borrower or any Subsidiary, (b) make loans or advances to a Borrower or any Subsidiary, (c) transfer any of its properties or assets to a Borrower or any Subsidiary or (B) the ability of any Subsidiary to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than (for purposes of clauses (A) and (B)) prohibitions or restrictions existing under or by reason of:  (i) this Agreement and the other Credit Documents; (ii) law, order, regulation, or ruling applicable to a Borrower or such Subsidiary; (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and (v) Liens permitted under Sections 7.03(d) and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

7.10                           Transactions with Affiliates.  The Borrowers will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions after the Closing Date whether or not in the ordinary course of business, with any of its Affiliates other than on terms and conditions substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to (i) transactions solely among Credit Parties and their 90%-Owned Subsidiaries, (ii) employment arrangements (including severance and related arrangements) entered into in the ordinary course of business with officers of the Borrowers and their Subsidiaries, (iii) customary fees paid to members of the Board of Directors of the Borrowers and of their Subsidiaries,

(iv) arrangements with directors, officers and employees not otherwise prohibited by this Agreement and (v) Restricted Payments to the extent permitted by Section 7.09(a).

7.11                                       Limitation On Issuance of Equity Interests.   (a)   The Borrowers will not, and will not permit any of their Subsidiaries to, issue (i) any Preferred Stock or any options, warrants or rights to purchase Preferred Stock or (ii) any redeemable common equity interests unless, in either case, the issuance thereof is, and all terms thereof are, satisfactory to the Required Lenders in their sole discretion.

(b)                                 The Borrowers will not permit any of their Subsidiaries, directly or indirectly, to issue any shares of such Subsidiary’s capital stock, securities or other equity interests (or warrants, rights or options to acquire shares or other equity interests), except (i) for replacements of then outstanding shares of capital stock or other equity interests and (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of the Borrowers and their Subsidiaries taken as a whole in any class of the capital stock or other equity interests of such Subsidiary and to qualify directors to the extent required by applicable law.

7.12                                       Minimum EBITDAR.  The Borrowers will not permit Consolidated EBITDAR for each period set forth below to be less than the amount set forth below for such period:

Period	Minimum Consolidated EBITDAR
November 1, 2009 - November 30, 2009	$16,191,000
November 1, 2009 - December 31, 2009	$24,403,000
November 1, 2009 - January 31, 2010	$45,609,000
November 1, 2009 - February 28, 2010	$70,163,000
November 1, 2009 - March 31, 2010	$90,459,000
November 1, 2009 - April 30, 2010	$111,399,000
November 1, 2009 - May 31, 2010	$136,644,000
November 1, 2009 - June 30, 2010	$159,992,000
November 1, 2009 - July 31, 2010	$186,104,000
November 1, 2009 - August 31, 2010	$215,671,000
November 1, 2009 - September 30, 2010	$244,190,000
November 1, 2009 - October 31, 2010	$274,586,000

7.13                                       Use of Proceeds.  Except as otherwise provided herein or approved by the Administrative Agent and the Required Lenders and other than for a purpose (and subject to the limitations set forth in Section 5.05, the Borrowers shall not, and shall not permit any of their Subsidiaries to, use funds for disbursements outside of the ordinary course of business (for the avoidance of doubt, funds may not be used by the Borrowers and their Subsidiaries to (i) pay any PUC fines, charges or other payments arising prior to the Petition Date or (ii) pay any management bonuses, except those explicitly provided for in the “KEIP” referred to in the “Term Sheet” annexed to the Plan Support Agreement.  No portion of the Carve Out or proceeds of Loans may be used for the payment of the fees and expenses of any Person incurred challenging, or in relation to the challenge of, any liens or claims of the Prepetition Agent, the Prepetition

Lenders, the Administrative Agent, the Collateral Agent or the Lenders, or the initiation or prosecution of any claim or action against any of the foregoing or their respective advisors, agents and sub-agents, including formal discovery proceedings in anticipation thereof.

7.14                                       Chapter 11 Claims.  The Borrowers will not, and will not permit their Subsidiaries to, incur, create, assume, suffer to exist or permit any administrative expense, unsecured claim or other Super-Priority Claim or lien which is pari passu with or senior to the claims or liens, as the case may be, of the Administrative Agent against the Credit Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for Specified Liens and the Carve Out.

7.15                                       Revision of Orders; Applications to Bankruptcy Court.

(a)                                  The Borrowers will not, and will not permit their Subsidiaries to, seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim Order or the Final Order, except for any modifications and amendments agreed to in writing by the Administrative Agent and the Required Lenders.

(b)                                 The Borrowers will not, and will not permit their Subsidiaries to, apply to the Bankruptcy Court for authority to take any action prohibited by this Section 7 (except to the extent such application and the taking of such action is conditioned upon receiving the written consent of the Administrative Agent and the Required Lenders).

SECTION 8.                                          Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”):

8.01                                       Payments.  The Borrowers shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

8.02                                       Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

8.03                                       Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.05, 6.09, 6.11, 6.14, 6.15 or 7, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01, 8.02 or clause (a) of this Section 8.03) contained in this Agreement or in any other Credit Document and such default shall continue unremedied for a period of at least 20 days after written notice to the Borrowers by the Administrative Agent or the Required Lenders; or

8.04                                       Default Under Other Agreements.  (a) Any Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations and Indebtedness created or incurred prior to the Petition Date) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of a Borrower or any of its Subsidiaries shall be declared to be due and payable (or shall be required to be prepaid as a result of a default thereunder or of an event of the type that constitutes an Event of Default) prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to this Section 8.04 unless the aggregate principal amount of all Indebtedness referred to in clauses (a) and (b) above (without duplication) exceeds $10,000,000 in the aggregate at any one time; or

8.05                                       ERISA.  An event which meets all of the requirements under (a), (b) and (c) of this Section:  (a) Any Plan or Multiemployer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event (other than the commencement of the Chapter 11 Cases) shall have occurred, a contributing sponsor (as defined in Section 4001 (a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made, any Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or any Borrower or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, or in the aggregate, in the opinion of the Required Lenders, has had, or is reasonably likely to have, a Material Adverse Effect; or

8.06                                       Security Documents.  Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, powers and privileges purported to be created thereby in favor of the Collateral Agent; or

8.07                                       Credit Documents.  (i) Any provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Debtor contests in any manner the validity or enforceability of any provision of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document; or (ii) the Subsidiary Guaranty given by the Guarantors or any provision thereof shall cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Subsidiary Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Subsidiary Guaranty; or

8.08                                       Judgments.  One or more judgments or decrees shall be entered against any Borrower or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance) in excess of $20,000,000 in the aggregate for all such judgments and decrees for the Borrowers and their Subsidiaries and all such judgments and decrees in excess of such amount shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

8.09                                       Change of Control.  Any Change of Control occurs; or

8.10                                       Dissolution or Liquidation.  Any Credit Party voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated or files a motion with the Bankruptcy Court seeking authorization to dissolve or liquidate (except to the extent permitted by Section 7.02(a)); or

8.11                                       Final Order; Interim Order.  The Bankruptcy Court fails to enter the Final Order within forty-five (45) days of the entry of the Interim Order (with such changes as the Administrative Agent may agree to), or the Bankruptcy Court reverses, vacates or stays the effectiveness of either the Interim Order or the Final Order; or

8.12                                       Certain Orders.  An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court (or any of the Credit Parties shall file an application or motion for entry of an order) (i) appointing a trustee under Section 1104 of the Bankruptcy Code, (ii) appointing an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under Section 1106(b) of the Bankruptcy Code, or (iii) dismissing or converting the Chapter 11 Cases to a Chapter 7 case; or

8.13                                       Non-Compliance with any Financing Order.  Any Credit Party fails or neglects to comply with any provision of any Financing Order; or

8.14                                       Filing of Unapproved Plan.  (i) An order shall be entered by the Bankruptcy Court confirming a plan of reorganization in any of the Chapter 11 Cases which does not (x) contain a provision for the Termination of the DIP Financing on or before the effective date of such plan and (y) provide for the continuation of the Liens and priorities in favor of the Collateral Agent until such effective date, (ii) any Person shall file a plan of reorganization in any of the Chapter 11 Cases which does not (x) contain a provision for the Termination of the

DIP Financing on or before the effective date of such plan and (y) provide for the continuation of the Liens and priorities in favor of the Collateral Agent until such effective date or (iii) any Credit Party (or by any party with the support of any of the Credit Parties) shall have filed a plan of reorganization that violates this Section 8.14 in the Chapter 11 Cases; or

8.15                                    Entry of Unapproved Order.  An order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court (i) to revoke, reverse, stay for a period in excess of ten (10) days, vacate or rescind any provision of any Financing Order, (ii) to modify, supplement or amend any provision of any Financing Order without the consent of the Administrative Agent or (iii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Credit Parties, equal or superior to the priority of the Lenders in respect of the Obligations, except for allowed administrative expenses having priority over the Obligations only to the extent set forth in the definition of Carve Out, or (iv) to grant or permit the grant of a Lien on the Collateral (other than a Permitted Lien) or (v) an order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Cases which does not contain a provision for the Termination of the DIP Financing upon such dismissal; or

8.16                                    Relief from the Automatic Stay.  The Bankruptcy Court enters an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code for any reason to any Person with respect to assets of any Credit Party where the aggregate value of the property subject to all such order or orders is greater than $10,000,000; or

8.17                                    Unenforceability of the Interim Order, Final Order or Credit Documents.  Any provision of the Interim Order, the Final Order, this Agreement or any other Credit Document shall for any reason cease to be valid or binding or enforceable against any of the Credit Parties (other than, in the case of the Interim Order, by virtue of the Final Order superseding it), or any of the Credit Parties shall so state in writing; or any of the Credit Parties shall commence or join in any legal proceeding to contest in any manner that the Interim Order, the Final Order, this Agreement or any other Loan Document constitutes a valid and enforceable agreement or any of the Credit Parties shall commence or join in any legal proceeding to assert that it has no further obligation or liability under the Interim Order, the Final Order, this Agreement or any other Credit Document; or

8.18                                    Motion against the Lenders or the Prepetition Agent.  Any of the Credit Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Credit Party or by oral argument) any other Person’s motion to, (1) disallow in whole or in part any of the Obligations arising under this Agreement or any other Credit Document, (2) disallow in whole or in part any of the Indebtedness owed by the Credit Parties under the Prepetition Credit Agreement or any other “Credit Document” (as defined in the Prepetition Credit Agreement), (3) challenge the validity and enforceability of the Liens or security interests granted under any of the Credit Documents or in any Financing Order in favor of the Collateral Agent or (4) challenge the validity and enforceability of the Liens or security interests granted under the Prepetition Credit Agreement and related documents or in any Financing Order in favor of the Prepetition Agent or Prepetition Lenders; or

8.19                                    Prohibited Payment.  Any of the Credit Parties shall make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or Indebtedness arising prior to the Petition Date other than those payments in respect of “adequate protection obligations” permitted pursuant to the terms of the Financing Orders and payments authorized by the Bankruptcy Court in respect of (x) any such payments required and/or permitted in the “First Day Orders” reasonably satisfactory to the Administrative Agent, (y) accrued payroll and related expenses as of the Petition Date or (z) payments of cure amounts expressly permitted by the provisions of Section 5.05(a); or

8.20                                    Other Bankruptcy Matters.  (i) An order shall have been entered modifying the adequate protection obligations granted in any Financing Order without the prior written consent of the Administrative Agent, (ii) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the Obligations, (iii) a motion or other request shall be filed with the Bankruptcy Court seeking authority to use any cash proceeds of any of the Collateral without the consent of the Required Lenders and the Administrative Agent or (iv) any Debtor shall file a motion or other request with the Bankruptcy Court seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not require the Termination of the DIP Financing; or

8.21                                    Failure to Conduct Business.  If any Credit Party is enjoined, restrained or in any way prevented by court order (other than an order of the Bankruptcy Court approved by the Required Lenders) from continuing to conduct all or any material part of its business affairs; or

8.22                                    Failure to File Plan.  The Borrowers shall fail to (a) file, within forty-five (45) days after the Petition Date, a plan of reorganization in the Chapter 11 Cases that contains a provision for the Termination of the DIP Financing on the date of effectiveness of such plan and (b) obtain entry of a confirmation order from the Bankruptcy Court with respect to a plan of reorganization in the Chapter 11 Cases that contains a provision for the Termination of the DIP Financing by July 31, 2010;

then, and in any such event, and at any time thereafter, notwithstanding the provisions of Section 362 of the Bankruptcy Code, but subject to the Financing Orders, if any Event of Default shall then be continuing, the Administrative Agent may, or upon the written request of the Required Lenders, shall, take any or all of the following actions, without further order of or application to the Bankruptcy Court and without prejudice to the rights of the Administrative Agent, any Letter of Credit Issuer or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement:  (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any and all of the Liens and rights created pursuant the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; (v) direct the Borrowers to pay (and the Borrowers hereby agree upon receipt of such notice they will pay) to the Collateral Agent at the Payment Office such additional amounts of cash and/or Cash Equivalents, to be held in a cash collateral account as security for the Borrowers’ reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding (less any amount thereof as to which Section 1A.01(c) Arrangements are in place); and (vi) apply any cash collateral held by the Administrative Agent as provided in Section 3.02(A)(a) to the repayment of the Obligations; provided, that with respect to items (iii) and (vi) above, the Administrative Agent shall provide the Borrowers (with a copy to counsel for any Committee appointed in the Chapter 11 Cases and the United States Trustee for the Southern District of New York with five (5) Business Days prior written notice.

Upon the occurrence and during the continuance of an Event of Default, the automatic stay arising pursuant to Bankruptcy Code Section 362 shall be vacated and terminated in accordance with the Interim Order or the Final Order, as applicable, so as to permit the Administrative Agent, the Collateral Agent and the Lenders full exercise of all of their rights and remedies based on the occurrence of an Event of Default, including, without limitation, all of their rights and remedies with respect to the Collateral.  With respect to the Administrative Agent’s, the Collateral Agent’s and Lenders’ exercise of their rights and remedies, the Credit Parties agree, waive and, release, and shall be enjoined from attempting to contest, delay, or otherwise dispute the exercise by the Administrative Agent, the Collateral Agent and the Lenders of their rights and remedies before the Bankruptcy Court or otherwise.

SECTION 9.                                      Definitions.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.  Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Adjusted Total Available Revolving Commitment” shall mean, at any time, the Total Revolving Commitment at such time less the aggregate Available Revolving Commitments of all Defaulting Lenders at such time.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

“Affected Loans” shall have the meaning provided in Section 3.02(B).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as modified, amended, restated and/or supplemented.

“Approved Electronic Platform” shall have the meaning provided in Section 10.13(a).

“Arranger” shall mean Banc of America Securities LLC, in its capacity as sole lead arranger.

“Asset Sale” shall mean and include (x) the sale, transfer or other disposition by any Borrower or any Subsidiary to any Person of any asset of such Borrower or such Subsidiary (other than sales, transfers or other dispositions (i) in the ordinary course of business of inventory and/or obsolete or excess equipment no longer needed in the conduct of its business or (ii) of assets having an aggregate fair value (as determined by the board of directors of FairPoint in its reasonable business judgment) of less than $5,000,000) and/or (y) the receipt by any Borrower or any Subsidiary of any insurance, condemnation or similar proceeds in connection with a casualty or taking of any of its assets in excess of the costs incurred by any Borrower and its Subsidiaries in respect of such event and of repairing or replacing the assets so damaged, destroyed or taken.

“Assignment Agreement” shall mean the Assignment Agreement in the form of Exhibit F (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Applications and similar notices, any officer or officers of a Borrower that has or have been authorized by the board of directors of such Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent; (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, the president, any vice president, the chief financial officer, any treasurer or any controller of the applicable Borrower; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the applicable Borrower.

“Available Revolving Commitment” of any Lender at any time shall mean its Percentage of the Total Revolving Commitment at such time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“Base Rate” at any time shall mean the highest of (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate, (ii) the Prime Lending Rate and (iii) the Eurodollar Rate for a one-month interest period as determined by the Administrative Agent at such time plus 1%.

“Base Rate Loan” shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

“Base Rate Margin” shall mean 3.50%.

“Borrower” and “Borrowers” shall have the meanings provided in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence of  Base Rate Loans or Eurodollar Loans by a Borrower from the Lenders on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that (x) Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

“Budget” shall have the meaning provided in Section 4.01(g).

“Business” shall have the meaning provided in Section 7.01(a).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Lease” as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrowers or any of their Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Carrier Services” shall mean the resale of long distance services.

“Carrier Services Company” shall mean any Subsidiary of a Borrower that is an operating company engaged in the Carrier Services business.

“Carve Out” shall mean, collectively, (1) in the event of the occurrence and during the continuance of an Event of Default, the payment of allowed and unpaid fees and disbursements of Professionals after the date of such Event of Default (and regardless of when such fees and expenses become allowed by order of the Bankruptcy Court), in an aggregate amount not in excess of $7,500,000 (plus all unpaid professional fees and expenses allowed by the Bankruptcy Court that were incurred prior to the occurrence of such Event of Default (regardless of when allowed by the Bankruptcy Court)) and (2) the payment of fees pursuant to 28 U.S.C. § 1930.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and by continuing, the Credit Parties shall be permitted to pay compensation and reimbursement of fees and expenses allowed and payable under Sections 328, 330 and 331 of the Bankruptcy Code, and as the same may be due and payable, and the same shall not reduce the Carve Out.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) Dollar denominated certificates of deposit, time deposits, bankers acceptances, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $350,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities (including tax-exempt debt obligations) with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s (or publicly traded or open-ended bond funds that invest exclusively in such securities); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) Dollar denominated debt obligations of corporations maturing within 12 months from the date of the acquisition rated at least A by S&P or A2 by Moody’s; (h) shares of bond funds rated at least A by S&P or A2 by Moody’s having weighted average maturities of 12 months or less; and (i) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (h) of this definition.

“Cash Proceeds” shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower(s) and/or any Subsidiary from such Asset Sale.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean at any time and for any reason (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) is or becomes the “beneficial owner” (as defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) on a fully diluted basis of more than 35%

of the total voting interest in the capital stock of FairPoint or (ii) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of FairPoint (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of FairPoint was approved by a vote of a majority of the directors of FairPoint then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of FairPoint then in office or (b) a “change of control” or similar event shall occur as provided in, on and after the execution, delivery and/or incurrence thereof, any agreements or instruments relating to any Permitted Junior Capital (as defined in the Prepetition Credit Agreement) or any agreement governing or evidencing any material Indebtedness of FairPoint.

“Chapter 11 Case” and “Chapter 11 Cases” shall have the meanings provided in the recitals to this Agreement.

“Closing Date” shall mean October 30, 2009.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all of the “Collateral” as defined in the Security Documents.

“Collateral Agent” shall mean Bank of America, N.A. in its capacity as collateral agent for the Lenders, together with any successor collateral agent.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Compensated Absence Adjustment” shall mean, for any year in which annual vacation expense is not recognized evenly over the course of that year, the normalization of the annual vacation expense such that the annual vacation expense is recognized evenly over the course of that year.

“Compliance Certificate” shall have the meaning set forth in Section 6.01(e).

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all cash expenditures (including in all events all amounts borrowed for the acquisition, repair, improvement, substitution or replacement of any capital asset and all amounts expended under Capital Leases but excluding any amount representing capitalized interest) by FairPoint and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be capitalized or otherwise included in the property, plant or equipment reflected in the consolidated balance sheet of FairPoint and its Subsidiaries; provided that Consolidated Capital Expenditures shall in any event exclude amounts expended with insurance proceeds from the loss of or damage to property, plant or equipment or other capitalized assets reflected in the balance sheet of FairPoint and its Subsidiaries.

“Consolidated EBITDAR” shall mean, for any period, Operating EBITDA for such period adjusted by adding thereto an amount equal to the sum, without duplication of: (i) professional fees for advisors, legal counsel and US Trustee fees paid for by the Borrowers, whether or not on behalf of the Borrowers (ii) Non-Cash Stock Based Compensation, (iii) KEIP/Stay Bonus, (iv) regulatory penalties, whether impacting revenue or expense, pursuant to regulatory commitments for service quality indices and broadband availability, provided that the aggregate amount added back pursuant to this clause (iv) shall not exceed $29,500,000, (v) Pension expenses, (vi) OPEB expenses and (viii) Compensated Absence Adjustment.

“Consolidated Interest Expense” shall have the meaning provided in the Prepetition Credit Agreement.

“Consolidated Net Income” shall have the meaning provided in the Prepetition Credit Agreement.

“Contingent Obligations” shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated maximum of the Contingent Obligation or, if none, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if there is no stated or determinable amount of the primary obligation, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, the Notes, the Financing Orders, the Pledge Agreement, the Security Agreement, the Subsidiary Guaranty, and any other agreements, instruments and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations (including, without limitation, the letter agreement, dated October 25, 2009, among FairPoint, Bank of America, N.A. and Banc of America Securities LLC), the Collateral or any other aspect of the transactions contemplated by this Agreement.

“Credit Event” shall mean the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” shall mean FairPoint and each Subsidiary of FairPoint party to a Credit Document.

“Debtors” shall have the meaning provided in the Interim Order.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%) per annum.  In addition, the Default Rate shall result in an increase in the otherwise applicable Letter of Credit Fee by two percentage points per annum.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect; provided, however, that notwithstanding the foregoing, LCPI shall not be considered a Defaulting Lender by virtue of the fact that it suffered a Distress Event prior to the Closing Date.

“Disqualified Preferred Stock” shall mean any Preferred Stock of the Borrower (other than Qualified Preferred Stock), all terms and conditions of which (including covenants, defaults, remedies, redemption provisions, maturity, voting provisions, dividend rate and cash-pay limitations), and the documentation therefor, are on market terms for a placement of preferred equity securities and are otherwise reasonably satisfactory to the Administrative Agent.

“Distress Event” means, with respect to any Person (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other governmental authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any governmental authority applicable to such Distressed Person.

“Dividend” shall mean, as to any Person, the declaration or payment of any dividends (other than dividends payable solely in capital stock or other equity interests of such Person) or return of any capital to, its stockholders, members and/or other owners or the authorization or the making of any other distribution, payment or delivery of property or cash to its stockholders, members and/or other owners as such, or the redemption, retirement, purchase or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its capital stock or other ownership interests now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or the setting aside of any funds for any of the foregoing purposes, or the purchase or other acquisition by any Subsidiary of such Person for consideration of any shares of any class of the capital stock or other ownership interests of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock or other ownership interests).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the U.S.

“Eligible Transferee” shall mean and include a commercial bank, a financial institution, a fund that regularly invests in bank loans or any other institutional “accredited investor” as defined in SEC Regulation D.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrowers or any of their Subsidiaries solely in the ordinary course of such Person’s business and not in response to any third party action or request of any kind) or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 7401 et seq.; the Clean Air Act, 42 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300F et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and any applicable state and local or foreign counterparts or equivalents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with a Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and with respect to Sections 412 and

4971 of the Code and Section 302 of ERISA, Section 414(b), (c), (m) or (o) of the Code; provided that, solely for the purposes of Section 6.07 of this Agreement, the term “ERISA Affiliate” shall not include Verizon Communications Inc. or members of its controlled group under Code § 414, except for Spinco.

“Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

“Eurodollar Margin” shall mean 4.50%.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Eurodollar Loan (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loans for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loans, determined as of 10:00 A.M.  (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1116 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Intercompany Payables” shall mean (i) any intercompany payable incurred in the ordinary course of business consistent with past practices by FairPoint or any of its Wholly-Owned Subsidiaries and owing to FairPoint or a Wholly-Owned Subsidiary of FairPoint, as applicable, and (ii) any payable owing by a Subsidiary of FairPoint to its parent company (if FairPoint or another Subsidiary of FairPoint) arising in connection with the tax sharing arrangements entered into among FairPoint and its Subsidiaries, so long as the amount of such payable relates to the taxes attributable to the operations of such Subsidiary.

“Existing Letter of Credit” shall have the meaning provided in Section 1A.01(d).

“Facing Fee” shall have the meaning provided in Section 2.01(d).

“FairPoint” shall have the meaning provided in the first paragraph of this Agreement.

“FairPoint Carrier Services” shall mean FairPoint Carrier Services, Inc. (formerly known as FairPoint Communications Solutions, Inc.), a Wholly-Owned Subsidiary of the Borrower.

“FCC” shall mean the Federal Communications Commission and any successor regulatory body.

“Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 2.01.

“Final Order” shall mean the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court approving this Agreement and the other Credit Documents, in form and substance satisfactory to the Administrative Agent and the Required Lenders, which order or judgment is in effect and not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for reargument or rehearing shall then be pending, or, if pending, no stay pending appeal shall have been granted.

“Financial Advisor” shall mean FTI Consulting, Inc., and its successors.

“Financing Orders” shall mean, collectively, the Interim Order and the Final Order.

“First-Tier Subsidiary” shall mean FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp., STE, FairPoint Carrier Services, Inc., FairPoint Logistics, Inc., Enhanced Communications of Northern New England Inc. and Northern New England.  Telephone Operations LLC and any other Subsidiary first acquired or created after the Closing Date that is a direct Subsidiary of FairPoint.  Notwithstanding the foregoing, for purposes of clarity, neither Enhanced Communications of Northern New England Inc. nor Northern New England Telephone Operations, LLC shall be Subsidiary Guarantors hereunder.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

“Hazardous Materials” shall mean (a) petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and radon gas; (b) any chemicals, materials or substance defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the release of which is prohibited, limited or regulated by any governmental authority.

“Impacted Lender” means any Lender (a) that has given verbal or written notice to the Administrative Agent or any Lender or has otherwise publicly announced that such Lender believes it will become, or that fails following inquiry promptly to provide to the Administrative Agent or a Letter of Credit Issuer making such inquiry reasonably satisfactory assurance that such Lender will not become, a Defaulting Lender, (b) as to which the Administrative Agent or a Letter of Credit Issuer has a good faith belief that such Lender has defaulted more than once in fulfilling its funding obligations (as a lender, letter of credit issuer or issuer of bank guarantees and including, but not limited to, funding or paying when due loan requests, swingline participations, letter of credit participations, pro rata sharing obligations and expense and indemnification obligations) under any other syndicated credit facility and such Lender shall not have provided assurances satisfactory to the Administrative Agent and Letter of Credit Issuer that despite such defaults such Lender will not become a Defaulting Lender hereunder, or (c) with respect to which any Distress Event has occurred with respect to any Affiliate of such Lender that directly or indirectly controls such Lender; provided, however, that notwithstanding the foregoing, LCPI shall not be considered an Impacted Lender (x) by virtue of the fact that a Distress Event has occurred prior to the Closing Date with respect to it or certain of its Affiliates or (y) by operation of clause (b) of this definition.

“Inactive Subsidiary” shall mean each Subsidiary listed on Annex XII.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed (to the extent of the fair market value of such property), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrowers and/or their Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder); provided that Indebtedness shall not include trade payables, accrued expenses and receipt of progress and advance payments, in each case arising in the ordinary course of business.

“Indemnified Person” shall have the meaning provided in Section 11.01(a).

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations (other than prior to the entry of the Final Order, Excluded Intercompany Payables), whether now existing or hereafter incurred, owed by a Borrower or any Subsidiary of a Borrower to a Borrower or any other Subsidiary of a Borrower.

“Intercompany Loans” shall have the meaning provided in Section 7.06(c).

“Interest Period” with respect to any Eurodollar Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

“Interest Rate” shall mean each or any of the interest rates, including. to the extent applicable, the Default Rate, set forth in Section 1.08.

“Interest Rate Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect a Borrower or any Subsidiary against fluctuations in interest rates.

“Interim Order” shall mean the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court with respect to the Chapter 11 Cases substantially in the form of Exhibit E hereto, approving, inter alia, this Agreement and the other Credit Documents, and (a) authorizing the incurrence by the Credit Parties of the post-petition secured indebtedness in accordance with this Agreement, and (b) approving the payment by the Credit Parties of the Fees contemplated by this Agreement and the other Credit Documents.

“Intermediary Holding Company” shall mean each First-Tier Subsidiary that is (i) not an operating company (but that owns directly or indirectly one or more operating companies) and (ii) not subject to regulatory restrictions on borrowings or issuances of guaranties of indebtedness for borrowed money.

“Investment” shall have the meaning provided in the preamble to Section 7.06.

“KEIP/Stay Bonus” shall have the meaning provided in Section 7.13(ii).

“LCPI” shall mean Lehman Commercial Paper Inc. and its Affiliates.

“Lender” shall mean each financial institution listed on Annex I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13 or 11.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or failure of a Lender to make available its portion of any incurrence of Loans or a reimbursement of an Unpaid Drawing, (ii) a Lender having notified the Administrative Agent and/or the Borrowers that it does not intend to comply with the obligations under Section 1.01 or 1A.05, in circumstances where such non-compliance will constitute a breach of such Lender’s obligations under the respective Section, or (iii) any Distress Event has occurred after the Closing Date with respect to such Lender.

“Lender Register” shall have the meaning provided in Section 11.15.

“Letter of Credit” shall have the meaning provided in Section 1A.01(a).

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Letter of Credit Issuer.

“Letter of Credit Fee” shall have the meaning provided in Section 2.01(c).

“Letter of Credit Issuer” shall mean Bank of America, N.A.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall have the meaning provided in Section 1.01.

“Logistics” shall have the meaning provided in the first paragraph of this Agreement.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would be reasonably likely to have a materially adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, after giving effect to the Transaction, (ii) a material adverse effect on the rights or remedies of the Agents or the Lenders under any Credit Document or (iii) a material adverse effect on the ability of the Credit Parties taken as a whole to perform their obligations under the Credit Documents.

“Maturity Date” shall mean July 26, 2010, which date may, at the request of the Borrowers and subject to the prior written consent of the Required Lenders, be extended by up to three months (provided that the Credit Parties shall not be required to pay a fee to the Lenders in connection with any such three month extension).

“Minimum Borrowing Amount” shall mean (i) in the case of Base Rate Loans, $500,000 and (ii) in the case of Eurodollar Loans, $500,000.

“Moody’s” shall have the meaning provided in the definition of “Cash Equivalents”.

“Multiemployer Plan” shall mean any multiemployer plan as defined in section 4001(a)(3) of ERISA which is contributed to by (or to which there is an obligation to contribute of) a Borrower or any of its Subsidiaries or an ERISA Affiliate and each such plan for the five year period immediately following the latest date on which a Borrower, any such Subsidiary or ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” shall mean (i) with respect to any Asset Sale, the Cash Proceeds resulting therefrom net (without duplication) of expenses of sale (including payment of principal, premium and interest of Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof and (ii) with respect to any issuance of Preferred Stock or Indebtedness, the cash proceeds received by the Borrower from such issuance net (without duplication) of underwriting discounts and commissions, private placement and/or initial purchaser fees and other reasonable fees and expenses associated therewith.

“New Lending Office” shall mean the new lending office designated by a Lender that is not a United States person (as defined in Section 3.05).

“90%-Owned Subsidiary” shall mean (i) any Subsidiary to the extent at least 90% of the capital stock or other ownership interests in such Subsidiary is owned directly or indirectly by FairPoint and (ii) STE, to the extent at least 87.5% of the capital stock of STE is owned directly or indirectly by FairPoint.

“Non-Cash Stock Based Compensation” shall mean the non-cash expense resulting from the issuance of restricted shares, stock options and other amounts under the Plans set forth on Annex VIII.

“Non-Defaulting Lender” shall mean a Lender that is not a Defaulting Lender.

“Non-Pledge Party Subsidiary” shall mean each Subsidiary of a Borrower which is not a Pledge Party.

“Non-Pledged Subsidiary” shall mean any Subsidiary that is not a Pledged Subsidiary.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Northern New England Business” means that certain business comprising the local exchange businesses and related landline activities of Verizon Communications Inc. in Maine, New Hampshire and Vermont, as such term is used in the Rule 424(b) Prospectus filed with the SEC in connection with the Merger.

“Note” shall have the meaning provided in Section 1.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean such office of the Administrative Agent as the Administrative Agent may designate to the Borrowers in writing from time to time.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under this Agreement or any other Credit Document or otherwise with respect to any Loan or Letter of Credit, including those in respect of Letter of Credit Outstandings, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses, costs and fees that accrue before and after the Closing Date.  Any reference in this Agreement or in any other Credit Document to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals or alterations thereto. “Obligation” means any part of the Obligations.

“Operating EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by (A) adding thereto, an amount equal to the sum, without duplication (but only to the extent deducted in determining Consolidated Net Income for such period), of: (i) provisions for taxes based on income, (ii) Consolidated Interest Expense, (iii) amortization and depreciation expense, (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (v) any other non-cash charges (including non-cash costs arising from implementation of SFAS 106 and SFAS 109) accrued by FairPoint and its Subsidiaries during such period (except to the extent any such charge will require a cash payment in a future period), (vi) fees arising out of this Transaction, and (vii) deposits or prepayments to certain vendors as a result of the bankruptcy and (B) subtracting therefrom, an amount equal to the sum, without duplication (but only to the extent included in determining Consolidated Net Income for such period), of: (i) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains and (ii) all non-cash gains and non-cash income accrued by FairPoint and its Subsidiaries during such period, all as determined for FairPoint and its Subsidiaries on a consolidated basis in accordance with GAAP. For the avoidance of doubt, it is understood and agreed that, to the extent any net income (or loss) of any Subsidiary is excluded from the calculation of Consolidated Net Income in accordance with the definition thereof contained herein, any add-backs to, or deductions from, Consolidated Net Income in determining Operating EBITDA as provided above shall be calculated in a fashion consistent with the limitations and/or exclusions provided in the definition of Consolidated Net Income contained herein.

“Participant” shall have the meaning provided in Section 1A.05(a).

“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Office” shall mean such office of the Administrative Agent as the Administrative Agent may designate to the Borrowers and the Lenders in writing from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” shall mean at any time for each Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment; provided that if the Total Revolving Commitment has been terminated, the Percentage of each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

“Permitted Liens” shall mean Liens described in clauses (a) through (l), inclusive, of Section 7.03.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Petition Date” shall have the meaning provided in the recitals to this Agreement.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA (other than a multiemployer plan as defined in Section 3(37) of ERISA), which is maintained or contributed to by (or to which there is an obligation to contribute of) any Borrower or any of its Subsidiaries or an ERISA Affiliate and that is subject to Title IV of ERISA, and each such plan for the five year period immediately following the latest date on which such Borrower, any such Subsidiary of a Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Plan Support Agreement” shall have the meaning provided in Section 4.01(h).

“Pledge Agreement” shall have the meaning provided in Section 4.01(a)(ii).

“Pledged Subsidiary” shall mean (i) each Subsidiary the capital stock or other equity interests of which is or are pledged pursuant to the Pledge Agreement and (ii) Telephone Operating Company of Vermont LLC.

“Preferred Stock” as applied to the capital stock of any Person, shall mean capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include any Disqualified Preferred Stock and any Qualified Preferred Stock.

“Prepetition Administrative Agent” shall have the meaning provided in the recitals to this Agreement.

“Prepetition Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Prepetition Lenders” shall have the meaning provided in the recitals to this Agreement.

“Prime Lending Rate” shall mean the rate which Bank of America, N.A.  announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Bank of America, N.A. may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Professionals” shall mean the professionals retained by the Credit Parties and any statutory committee appointed in the Chapter 11 Cases and approved by the Bankruptcy Court (the “Committee”).

“PUC” shall mean a public utility commission, public service commission or any similar agency or commission.

“Qualified Preferred Stock” shall mean any Preferred Stock of FairPoint, the express terms of which (a) shall provide for no voting rights (except for (x) voting rights required by applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of FairPoint, or liquidations involving the Borrower) or covenants (other than customary information covenants and inspection rights) (b) shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the Borrower relating to outstanding indebtedness and (c) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any Change of Control), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of a Change of Control), in whole or in part, on or prior to the date that falls one year and one day after the date on which all Obligations are repaid in full and all Revolving Commitments have terminated or expired.

“Qualified Subsidiary” shall mean and include (i) each Wholly-Owned Domestic Subsidiary of a Borrower that is a Pledged Subsidiary, (ii) each other Pledged Subsidiary (x) that is a Domestic Subsidiary and (y) in which the Investments of cash, property, services and/or other assets are made in each class of equity interests of such Subsidiary by the Pledged Parties, on the one hand, and the other holders of such class of equity interests, on the other hand, in amounts which are proportional to the respective equity percentages of the Pledged Parties, on the one hand, and such other holders, on the other hand, for each class of equity interests of such Subsidiary (as reasonably determined by senior management of FairPoint) and (iii) each Wholly-Owned Domestic Subsidiary of a Borrower that is a Telco or Carrier Services Company, the capital stock or other equity interests of which are not permitted to be pledged pursuant to the Pledge Agreement as a result of applicable regulatory law.

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under any subsection of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose Revolving Commitments (or, after the termination thereof, outstanding Loans and Percentages of Letter of Credit Outstandings) constitute greater than 50% of the sum of the Total Revolving Commitment less the Revolving Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total outstanding Letter of Credit Outstandings at such time).

“Restricted Payment” shall mean, with respect to FairPoint or any of its Subsidiaries, (i) any Dividend by such Person, (ii) any payment by such Person on account of any Indebtedness that is subordinated in right of payment to the Obligations, (iii) any payment by FairPoint or any of its Subsidiaries with respect to any Intercompany Debt and (iv) the making of (or giving any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment, repurchase, redemption or acquisition for value as a result of any asset sale or change of control or similar event of any Scheduled Existing Indebtedness.

“Revolving Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Annex I hereto directly below the column entitled “Revolving Commitment,” as the same may be (x) reduced or terminated from time to time pursuant to Section 2.02, 2.03 and/or 8 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 and/or 11.04.

“Sarbanes Oxley” shall mean the Sarbanes-Oxley Act of 2002, enacted on July 30, 2002, as now or hereafter in effect, or any successor thereto, and the rules related thereto.

“Scheduled Existing Indebtedness” shall have the meaning provided in Section 7.04(d).

“SEC” shall have the meaning provided in Section 6.01(f).

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act.

“Second-Tier Holdco” shall mean any indirect Subsidiary of FairPoint that is a holding company formed to hold the capital stock or other equity interests of one or more Subsidiaries (i.e., is not an operating company).

“Section 1A.01(c) Arrangements” shall have the meaning provided in Section 1A.01(c).

“Section 3.04 Certificate” shall have the meaning provided in Section 3.04(b)(ii).

“Secured Creditor” shall mean and include any “Secured Creditor” as defined in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Security Agreement” shall  have the meaning provided in Section 4.01(a)(iii).

“Security Documents” shall mean the Security Agreement and the Pledge Agreement.

“Specified Lien” means those valid, perfected, enforceable and unavoidable, Liens on the property of the Credit Parties in existence as of the Petition Date in the respect to which the Collateral Agent has been granted a junior Lien pursuant to Section 364(c)(3) of the Bankruptcy Code.

“Spinco” shall mean Northern New England Spinco, Inc., a Delaware corporation.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“STE” shall mean ST Enterprises, Ltd., a Kansas corporation.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrowers.

“Subsidiary Guarantors” shall mean each Subsidiary party to the Subsidiary Guaranty.

“Subsidiary Guaranty” shall have the meaning provided in Section 4.01(a)(iv).

“Super-Majority Lenders” shall mean Non-Defaulting Lenders the sum of whose Revolving Commitments (or, after the termination thereof, outstanding Loans and Percentages of Letter of Credit Outstandings) constitute greater than 75% of the sum of the Total Revolving Commitment less the Revolving Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total outstanding Letter of Credit Outstandings at such time).

“Super-Priority Claim” shall mean, in relation to the Credit Parties, a claim against the Credit Parties in the Chapter 11 Cases which is an administrative expense claim authorized and established by the Bankruptcy Court pursuant to Sections 364(c) and 507(b) of the Bankruptcy Code and having priority over any or all administrative expenses of the kind specified in Sections 503(b), 507(b) and 546(c) of the Bankruptcy Code.

“S&P” shall have the meaning provided in the definition of “Cash Equivalents”.

“Taxes” shall have the meaning provided in Section 3.05(a).

“Telco” shall mean any Subsidiary of FairPoint that is an operating company.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, (ii) the effective date of a confirmation date of a plan of reorganization for any of the Loan Parties, that is satisfactory to the Administrative Agent and the Required Lenders (which plan of reorganization shall in any event provide for (A) the termination of the DIP Financing on or before the effective date of such plan of reorganization (as such term is used in Section 1129 of the Bankruptcy Code) and (B) until the Termination of the DIP Financing, the continuity and priority of the Liens of the Collateral Agent in the Collateral, the superpriority administrative expense claim status of the claims of the Administrative Agent and the Lenders under the Credit Documents and the other rights and remedies of the Administrative Agent and the Lenders under the Credit Documents, in each instance, to the same extent as is provided in the Final Order), (iii) the date this Agreement is terminated either by the Borrowers pursuant to Section 2.02 or by the Required Lenders pursuant to Section 8, (iv) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Termination of the DIP Financing” shall mean, collectively, the termination of all Lenders’ Revolving Commitments and payment in full in cash of all Obligations and the return and cancellation (or expiration (undrawn)) of all Letters of Credit (or the deposit with the Administrative Agent of cash collateral to the extent of 105% of the Stated Amount of all Letters of Credit not so returned and cancelled (or expired (undrwan)) in a manner satisfactory to the Administrative Agent and the Lenders.

“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of (x) the aggregate principal amount of all Loans at such time plus (y) the Letter of Credit Outstandings at such time.

“Transaction” shall mean (i) the entering into of the Credit Documents and the incurrence of all Loans and the issuance of all Letters of Credit on the Closing Date and (ii) the payment of fees and expenses in connection with the foregoing.

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of January 15, 2007, by and among Verizon Information Technologies LLC, Northern New England Telephone Operations Inc., Enhanced Communications of Northern New England Inc. and the Borrower, as amended by the amendment thereto dated March 31, 2008 and as may be further amended or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in New York.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 1A.04.

“Unused Line Fee” shall have the meaning provided in Section 2.01(a).

“Unutilized Revolving Commitment” for any Lender with a Revolving Commitment at any time shall mean the excess of (i) the Revolving Commitment of such Lender at such time over (ii) the sum of (x) the aggregate outstanding principal amount of Loans made by such Lender at such time plus (y) an amount equal to such Lender’s Percentage of the Letters of Credit Outstandings at such time.

“U.S.” shall mean the United States of America and any state or territory thereof or the District of Columbia.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares, is owned directly or indirectly by such Person.

“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

SECTION 10.                                    The Administrative Agent.

10.01                                 Appointment.

(a)                                  Each Lender hereby irrevocably designates and appoints  Bank of America, N.A. as Administrative Agent for such Lender (for purposes of this Section 10, the term “Administrative Agent” shall mean Bank of America, N.A., in its capacities as Administrative Agent and as Collateral Agent hereunder and pursuant to the Security Documents), to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its duties under this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and/or Collateral Agent may perform any of its duties under any Security Document by or through one or more of its affiliates).

(b)                                 The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any of their respective Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent for the Lenders, and the Administrative Agent does not assume (and shall not be deemed to have assumed) any obligation or relationship of agency or trust with or for any Borrower or any of their respective Subsidiaries.

10.02                                 Nature of Duties.

(a)                                  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  None of the Administrative Agent or any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)                                 Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Arranger shall be entitled to all indemnification and reimbursement rights in favor of the “Administrative Agent” as, and to the extent provided for under Sections 10.07 and 11.01.  Without limitation of the foregoing, the Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

10.03                                 Certain Rights of the Administrative Agent.  The Administrative Agent shall have the right to request instructions from the Required Lenders at any time.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent or any of its employees, directors, officers, agents or affiliates as a result of the Administrative Agent or such other person acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.04                                 Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, telephone message or other document or conversation that the Administrative Agent believed, in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent (which may be counsel for the Credit Parties) and, with respect to other matters, upon advice of independent public accountants or other experts selected by it.

10.05                                 Notice of Default, etc.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has actually received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other percentage of Lenders or all Lenders, to the extent required by Section 11.11); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of

Default as it shall deem advisable in the best interests of the Lenders (as determined by the Administrative Agent in its sole discretion).

10.06                                 Nonreliance on the Administrative Agent and Other Lenders.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  None of the Administrative Agent or its affiliates or any of their respective officers, directors, agents or employees shall be responsible to any Lender or the holder of any Note for, or be required or have any duty to ascertain, inquire or verify the accuracy of, (i) any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, (iii) the financial condition of the Borrowers and any of their Subsidiaries, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 4 (other than the delivery of certain documents to the Administrative Agent as provided in Section 4.01(a)), or (vi) the existence or possible existence of any Default or Event of Default.

10.07                                 Indemnification.  (a)  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) pro rata (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b)                                 The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)                                  The agreements in this Section 10.07 shall survive the payment of all Obligations.

10.08                                 The Administrative Agent in Its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.09                                 Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

10.10                     Resignation of the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents (including, without limitation, its functions and duties as Collateral Agent) at any time by giving 15 Business Days’ prior written notice to the Lenders and the Borrowers.  Any such resignation by the Administrative Agent hereunder shall also constitute its resignation (if applicable) as a Letter of Credit Issuer, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Letter of Credit Issuer with respect to any Letter of Credit issued by it prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or under the other Credit Documents who shall be a commercial bank or trust company acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided, that the Borrowers’ consent shall not be required if a Default or an Event of Default then exists).

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, after consulting with the Lenders and with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed (provided, that the Borrowers’ consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 15th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)                                  Upon a resignation of the Administrative Agent pursuant to this Section 10.10, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 10 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

10.11                                 Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into each Security Document for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders (or such greater number of Lenders as required by Section 11.11) in accordance with the provisions of this Agreement or any Security Document, and the exercise by the Required Lenders (or such greater number of Lenders as required by Section 11.11) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or any Security Document which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Revolving Commitments and payment and satisfaction of all Loans and reimbursement obligations in respect of Letters of Credit (whether or not any of such Obligations are due), the termination or expiration (undrawn) of all outstanding Letters of Credit and the payment and satisfaction in full of all other Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrowers and their Subsidiaries) upon the sale or other disposition thereof in compliance with Sections 7.02 and 11.11, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such other percent of Lenders or all of the Lenders hereunder, to the extent required by Section 11.11) or (iv) as otherwise may be expressly provided in the applicable Security Document.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.11.

(c)                                  The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Borrower or any of their Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral

Agent herein or in any Security Document or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.11 or in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.12                                 Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from the Borrowers, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

10.13                                 Removal of the Administrative Agent if it is a Defaulting Lender.  If at any time any Lender serving as the Administrative Agent becomes a Defaulting Lender or a Distress Event occurs with respect to such Lender, or an Affiliate of a Defaulting Lender or a Lender subject to a Distress Event is serving as the Administrative Agent (a “Defaulting Agent”), and such Defaulting Agent fails to cure all Lender Defaults that caused it to become a Defaulting Lender or to cure or enter into arrangements reasonably satisfactory to the Required Lenders and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers to eliminate any risk arising from such Defaulting Agent serving as the Administrative Agent within 15 Business Days’ from the date it became a Defaulting Agent, then the Borrowers, so long as no Default or Event of Default has occurred and is continuing, or the Required Lenders may, but shall not be required to, direct such Defaulting Agent to resign as the Administrative Agent (including, without limitation, any functions and duties as Collateral Agent, and/or Letter of Credit Issuer, as the case may be), and upon the direction of the Borrowers (so long as no Default or Event of Default has occurred and is continuing) or the Required Lenders, as the case may be, such Defaulting Agent shall be required to so resign, in accordance with the terms of Section 10.10. Such resigning Defaulting Agent shall cooperate reasonably and in good faith to effectuate the transfer of the agency to the successor Administrative Agent appointed in accordance with the terms of Section 10.10, including, without limitation, the execution and delivery of such assignments, modifications, documents, certificates and further assurances as such successor Administrative Agent may reasonably request.

SECTION 11.                                    Miscellaneous.

11.01                                 Payment of Expenses, etc.  (a)  Each Borrower agrees, jointly and severally, to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent in connection with the negotiation, preparation, execution, delivery, administration and termination of the Credit Documents and the documents and instruments referred to therein and any amendment, supplement, waiver, consent or subsequent closing relating thereto (including the reasonable fees, disbursements and other charges of (x) counsel to the Administrative Agent and the Collateral Agent and (y) the Financial Advisor); (ii) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including the reasonable fees, disbursements and other charges of (x) counsel to the Administrative Agent and the Collateral Agent and (y) the Financial Advisor); provided, that the Borrowers’ obligation to pay the fees, disbursements and other charges of counsel to the Lenders (but not of counsel to the Administrative Agent or the Collateral Agent) shall be limited to one outside counsel, which, as of the Closing Date, is Wachtell, Lipton, Rosen & Katz; (iii) pay and hold each of the Lenders (including in its capacity as Administrative Agent, Collateral Agent and/or Letter of Credit Issuer) harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iv) indemnify the Arranger and each Lender (including in its capacity as Administrative Agent, Collateral Agent and/or Letter of Credit Issuer) and each of their respective affiliates, and each officer, director, trustee, employee, representative, advisor and agent thereof (each, an “Indemnified Person”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Indemnified Person is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among any Indemnified Person, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or ground water or on the surface or subsurface of any property owned or operated at any time by any Borrower or any of their Subsidiaries or the generation, storage, transportation, handling or disposal of Hazardous Materials by any Borrower or any of their Subsidiaries at any location, or the noncompliance by any Borrower or any of their Subsidiaries with any Environmental Law or any Environmental Claim in connection with any Borrower or any of their Subsidiaries or business or operations or any property owned or operated at any time by any Borrower or any of their Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding, in the case of this clause (iv), any such losses, liabilities, claims, damages or expenses (x) of an Indemnified Person, to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable decision, (y) for purposes of clause (b) only and without limiting the indemnity in favor of such Indemnified Persons for purposes of clause (a), to the extent incurred by any affiliate of the Administrative Agent, Collateral Agent and/or Letter of Credit Issuer and any officer, director, trustee, employee, representative, advisor and agent of any such affiliate, if such Indemnified Person is not involved, directly or indirectly, in any of the transactions contemplated by the Credit Documents and (z) for purposes of clause (a) only, to the extent such losses, liabilities, claims, damages or expenses arise out of or in connection with any investigation, litigation or other proceeding that does not involve an act or omission by a Borrower or any Affiliate thereof and that is brought by one Lender (in its capacity as such) against any other Lender (in its capacity as such)).

(b)                                 To the full extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.02                                 Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special but not trust accounts) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

11.03                                 Notices.  (a)  Generally.  Except in the case of notices and other communications expressly permitted to be given verbally or by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

1)                     if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Annex II hereto;

2)             if to the Borrowers, to:

c/o FairPoint Communications, Inc.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

Attn: Shirley J. Linn, Executive Vice President and General Counsel

Telephone: (704) 227-3662

Facsimile: (704) 344-1594

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 E. 55th Street

New York, New York 10022

Attn: Richard S. Denhup, Esq.; and

3)             if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified on Annex II hereto.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.   Notices and other communications to the Lenders and each Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Letter of Credit Issuer pursuant to Section 1 or Section 1A if such Lender or such Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform. The Borrowers hereby acknowledge that (i) the Administrative Agent will make available to the Lenders and each Letter of Credit Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, each Letter of Credit Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws; (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, each Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrowers under the Credit Documents through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, each Letter of Credit Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Each Borrower, the Administrative Agent and each Letter of Credit Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and each Letter of Credit Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

(e)                                  Reliance by Administrative Agent, each Letter of Credit Issuer and Lenders. The Administrative Agent, each Letter of Credit Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall, jointly and severally, indemnify the Administrative Agent, each Letter of Credit Issuer, each Lender and each such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates, of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.

11.04                             Benefit of Agreement.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Lenders.  Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution; provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 1A.06 and 3.04 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and; provided, further, that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of any prepayment of, or the method of any application of any prepayment to, the Loans shall not constitute an extension of the Maturity Date therefor), or reduce the rate or extend the time of payment of interest or Fees (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Commitment or a mandatory prepayment shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral, (iii) release all or substantially all of the Subsidiaries from the Subsidiary Guaranty (except as provided therein) or (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or any other Credit Document.

(b)                                 Notwithstanding the foregoing, (x) any Lender may assign all or a portion of its outstanding Commitment and its rights and obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed and/or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor and (y) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), any Lender (or any Lender together with one or more other related Lenders) may assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or Lenders of such outstanding Loans and Revolving Commitments and its or their related rights and obligations hereunder, and, in each case such assigning Lender’s related rights and obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed and/or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee).  If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender.  Each assignment pursuant to this Section 11.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement and giving the Administrative Agent written notice thereof.  At the time of any such assignment, (i) either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500 (provided that only one assignment fee shall be payable in respect of any reasonably contemporaneous assignment by a Lender to any one or more funds that invest in loans and are managed and/or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor), (ii) Annex I shall be deemed to be amended to reflect the Revolving

Commitments and Loans of the respective assignee (which shall result in a direct reduction to the Revolving Commitment of the assigning Lender) and of the other Lenders, and (iii) upon surrender of the old Notes the Borrowers will, at their own expense, issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.05; provided, further, that such transfer or assignment will become effective on the date set forth in the respective assignment agreement as recorded by the Administrative Agent on the Lender Register pursuant to Section 11.15.  To the extent of any assignment pursuant to this Section 11.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 3.04 Certificate) described in Section 3.05(b)(ii).  To the extent that an assignment pursuant to this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 1.10 or 3.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).  Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior written notice to the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of, or any other representative of a holder of, such obligations, or such other creditor, as the case may be; provided that no such pledge shall release the transferor Lender from any of its obligations hereunder or substitute any such trustee, collateral agent or other assignee for such Lender as a party hereto.

(c)                                  Notwithstanding any other provisions of this Section 11.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrowers or any of their Subsidiaries to (i) file a registration statement with the SEC, (ii) qualify the Loans under the “Blue Sky” laws of any State or (iii) integrate such transfer or assignment with a separate securities offering of securities of the Borrowers or any of their Subsidiaries.

(d)                                 Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 11 will, upon its becoming party to this Agreement, represent that it is an Eligible Transferee which makes or invests in loans in the ordinary course and that it will make or acquire Loans for its own account in the ordinary course; provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(e)                                  Any Lender which assigns all of its Revolving Commitments and/or Obligations hereunder in accordance with Section 11.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 1A.06, 3.04, 11.01 and 11.06), which shall survive as to such assigning Lender.

11.05                             No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.06                             Payments Pro Rata.  (a)  The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party hereunder or under any of the other Credit Documents, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.07                             Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders).

(b)                                 All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

11.08                             Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.  (a)  This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York.  Except for matters within the exclusive jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Credit Party located outside New York City and by hand delivery to each Credit Party located within New York City, at its address for notices pursuant to Section 11.03, such service to become effective 30 days after such mailing.  Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

(b)                                 Except for matters within the exclusive jurisdiction of the Bankruptcy Court, each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

11.09                             Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

11.10                             Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.11                             Amendment or Waiver.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of the following clauses (i) and (vii)), (i) extend the final scheduled maturity of any Loan or Note (it being understood that any waiver of any prepayment of, or the method of application of any prepayment to, the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees, or reduce (or forgive) the principal amount thereof, or increase the Revolving Commitment of any Lender over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Commitment shall not constitute an increase of the Revolving Commitment of any Lender, and that an increase in the available portion of any Revolving Commitment of any Lender shall not constitute an increase in the Revolving Commitment of such Lender), (ii) amend, modify or waive any provision of this Section 11.11, (iii) reduce the percentage specified in, or (except to give effect to any additional facilities hereunder) otherwise modify, either the definition of Required Lenders, (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, (v) release all or substantially all of the Collateral, (vi) release all or substantially all of the Guarantors from the Subsidiary Guaranty (except as provided therein) or (vii) alter the requirements set forth in Sections 3.02(B) and 11.06 that certain payments with respect to Loans be applied or distributed on a pro rata basis to the holders of such Loans; provided, further that (x) without the consent of each Letter of Credit Issuer, amend, modify or waive any provision of Section 1 A or alter its rights or obligations with respect to Letters of Credit, (y) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 as Agent or any other provision as same relates to the rights or obligations of the Administrative Agent and (z) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)                                 If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 11.11(a), the consent of the Super-Majority Lenders has been obtained, but the consent of one or more of such other Lenders (other than the Administrative Agent) whose consent is required is not obtained, then the Borrowers shall have the right to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination.

11.12                             Survival.  All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 3.04, 10.06 or 11.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

11.13                             Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided that the Borrowers shall not be responsible for costs arising under Section 1.10 or 3.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer.

11.14                             Confidentiality.  (a)  Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, trustees, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrowers or any of their Subsidiaries which is furnished pursuant to any Credit Document and which is designated by the Borrowers or the Borrowers to the Lenders in writing as confidential; provided, that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or to the National Association of Insurance Commissioners, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation (notice of which will be promptly sent to the Borrowers to the extent permitted by law), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, and (e) to any pledgee referred to in Section 11.04(b) or any prospective transferee that is an Eligible Transferee that is acceptable to the Borrowers in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender to the extent that such prospective transferee is notified of the confidentiality requirements relating thereto.  No Lender shall be obligated or required to return any materials furnished by the Borrowers or any Subsidiary.  The Borrowers hereby agree that the failure of a Lender to comply with the provisions of this Section 11.14 shall not relieve the Credit Parties of any of their obligations to such Lender under this Agreement and the other Credit Documents.

(b)                                 Each Borrower hereby represents and acknowledges that, to the best of its knowledge, neither any Lender, nor any employees or agents of, or other persons affiliated with, any Lender, have directly or indirectly made or provided any statement (oral or written) to such Borrower or to any of its employees or agents, or other persons affiliated with or related to such Borrower (or, so far as such Borrower is aware, to any other person), as to the potential tax consequences of the Transaction.

11.15                             Lender Register.  The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ agent, solely for purposes of this Section 11.15, to maintain a register (the “Lender Register”) on which it will record the Revolving Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each of the Lenders.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrowers’ obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments or Loans of such Lender and the rights to the principal of, and interest on, such Loans or any Loan made pursuant to such Revolving Commitments shall be effective on the date set forth in the respective assignment agreement as recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Revolving Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Revolving Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 11.04(b).  The Borrowers agree, jointly and severally, to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15

(but excluding such losses, claims, liabilities or liabilities incurred by reason of the Administrative Agent’s gross negligence or willful misconduct).

11.16                             Patriot Act Notice.  Each Lender that is subject to the Patriot Act, the Letter of Credit Issuer and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrowers that, pursuant to the requirements of the Patriot Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender, the Letter of Credit Issuer or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

11.17                             Impacted Lenders and Defaulting Lenders.  (a) If at any time after a Lender has been deemed to be an Impacted Lender, such Lender fulfills its funding obligations under and in accordance with this Credit Agreement, so long as no Lender Default has occurred and is continuing with respect to such Lender, such Lender shall no longer be deemed to be an Impacted Lender.

(b)                                 Without limiting any of the rights of the Borrowers to replace any such Defaulting Lender pursuant to Section 1.13, if any one or more Lender Defaults of the type identified in clause (i) or (ii) of the definition of Lender Default (each, a “Specified Lender Default”) occur with respect to any Defaulting Lender, so long as no Lender Defaults of the type identified in clause (iii) of the definition thereof shall have occurred with respect to such Defaulting Lender, such Defaulting Lender shall have a one-time right during the period commencing on the date such Lender became a Defaulting Lender and ending on the 30th Business Day thereafter (the “Lender Cure Period”) to cure all (but not less than all) of such Specified Lender Defaults to the satisfaction of the Borrowers, the Administrative Agent and each Letter of Credit Issuer. On the first Business Day after such Defaulting Lender obtains written acknowledgment of the Borrowers, the Administrative Agent and each Letter of Credit Issuer acknowledging the cure of all (but not less than all) Specified Lender Defaults of such Lender (such date, the “Reinstatement Date”), (a) such Lender will no longer be deemed to be a Defaulting Lender under this Agreement, (b) all such Lender’s voting rights and rights to payment under the Credit Documents that were suspended as a result of its status as a Defaulting Lender shall be restored and (c) the Borrowers shall no longer have the right to replace such Lender pursuant to Section 1.13 with respect to the cured Specified Lender Defaults. Prior to any Reinstatement Date, each Defaulting Lender shall remain liable to the Borrowers and the other Credit Parties for any and all damages arising out of, in connection with, or as a result of, each Specified Lender Default, consistent with the terms of this Agreement. If one or more additional Lender Defaults occur after the Reinstatement Date with respect to such Lender, the prior written consent of the Required Lenders in their sole discretion and, so long as no Event of Default shall have occurred and be continuing, the Borrowers in their sole discretion shall be required to restore such Lender as a Non-Defaulting Lender.

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